UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

March 24, 2014

To our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Dr Pepper Snapple Group, Inc. to be held on Thursday, May 15, 2014 at 10:00 a.m., Central Daylight Time, at the Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034.

Details regarding the business to be conducted, information you should consider in casting your vote and how you may vote are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with rules approved by the Securities and Exchange Commission, this year we are again furnishing proxy materials to our stockholders primarily over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and our 2013 Form 10-K. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including our Proxy Statement, our 2013 Form 10-K and a proxy card or voting instruction form. Stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible.

Thank you for your ongoing support of Dr Pepper Snapple Group.

Sincerely,

/s/ Wayne R. Sanders
Wayne R. Sanders
Chairman of the Board

/s/ Larry D. Young
Larry D. Young
President and Chief Executive Officer

DR PEPPER SNAPPLE GROUP, INC.

5301 Legacy Drive
Plano, Texas 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 15, 2014, 10:00 a.m., Central Daylight Time

Place of Meeting:	Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034

Business to be conducted:

1.                        To elect John L. Adams, Joyce M. Roché, Ronald G. Rogers, Wayne R. Sanders, Jack L. Stahl and Larry D. Young as directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified.

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.

3. To approve an advisory resolution regarding the compensation of our Named Executive Officers as disclosed in these materials.

4. To consider and act upon a stockholder proposal if properly presented at the Annual Meeting.

5. To transact such other business as may properly come before the meeting.

Adjournments and Postponements:

Any action on the business to be conducted may be considered at the date and time of the Annual Meeting as specified above or at any time or date to which the Annual Meeting may be properly adjourned and postponed.

Record Date:	You are entitled to vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 17, 2014.

Voting Rights:	A holder of shares of our common stock is entitled to one vote, in person or by proxy, for each share of our common stock on all matters properly brought before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy card or voting instruction form by mail, you may submit your proxy card or voting instruction form for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “General Information — Questions and Answers — How can I vote my shares without attending the Annual Meeting?” beginning on page 3 of the Proxy Statement.

This Notice of Annual Meeting of Stockholders and Proxy Statement and form of proxy are being distributed on or about March 24, 2014.

By Order of the Board of Directors

/s/ James L. Baldwin
James L. Baldwin
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 15, 2014

The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.proxyvote.com.

DR PEPPER SNAPPLE GROUP, INC.

5301 Legacy Drive
Plano, Texas 75024

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2014

GENERAL INFORMATION	1

PROPOSALS	6

1. To elect John L. Adams, Joyce M. Roché, Ronald G. Rogers, Wayne R. Sanders, Jack L. Stahl and Larry D. Young as directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified	6

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014	7

3. To approve an advisory resolution regarding the compensation of our Named Executive Officers	8

4. To consider and act upon a stockholder proposal if properly presented at the Annual Meeting	10

BOARD OF DIRECTORS	12

CORPORATE GOVERNANCE	17

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS	22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	26

CODE OF CONDUCT	26

POLTICAL CONTRIBUTIONS	26

COMPENSATION DISCUSSION AND ANALYSIS	27

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION	39

HISTORICAL EXECUTIVE COMPENSATION INFORMATION	40

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	55

REPORT OF THE AUDIT COMMITTEE	56

COMPENSATION COMMITTEE INTERLOCK AND INSIDER PARTICIPATION	57

CERTAIN TRANSACTIONS	57

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS	57

STOCKHOLDERS PROPOSALS FOR 2014 ANNUAL MEETING	58

DR PEPPER SNAPPLE GROUP, INC.

5301 Legacy Drive
Plano, Texas 75024

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2014

GENERAL INFORMATION

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

This Proxy Statement is being made available to you over the Internet or paper copies of these materials are being delivered to you by mail as a stockholder of record, as of March 17, 2014 (the “record date”), of Dr Pepper Snapple Group, Inc., a Delaware corporation (referred to in this Proxy Statement as the “Company,” “we,” “us” or “our”), in connection with the solicitation by our Board of Directors (referred to in this Proxy Statement as the “Board”) of proxies to be voted at the Annual Meeting of Stockholders to be held on May 15, 2014 (referred to in this Proxy Statement as the “Annual Meeting”). This Proxy Statement will be mailed on or about March 24, 2014 to our stockholders of record on the record date. As a stockholder of record on the record date, you are invited to attend the Annual Meeting and are entitled to and are requested to vote on the items of business described in this Proxy Statement.

When and where is the Annual Meeting to be held?

The Annual Meeting will be held at the Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034 on May 15, 2014, at 10:00 a.m., Central Daylight Time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket or proof of ownership of our common stock to enter the Annual Meeting. If you hold shares directly in your name as a stockholder of record and have received a copy of our proxy materials, an admission ticket is attached to your printed proxy card. If you plan to attend the Annual Meeting, please vote your proxy prior to the Annual Meeting but keep the admission ticket and bring it with you to the Annual Meeting.

If your shares are held beneficially in the name of a broker, trustee or other nominee and you wish to be admitted to the Annual Meeting, you will have to bring either a copy of the voting instruction form provided by your broker, trustee or other nominee, or a copy of a brokerage statement showing your ownership of our common stock as of March 17, 2014.

If you are representing an entity holding shares, then you must present a proxy signed by that entity evidencing that you are authorized to attend the Annual Meeting and vote the shares or are otherwise representing the entity at the Annual Meeting. If you are representing an entity whose shares are held beneficially in the name of a broker, trustee or other nominee you will have to bring either a copy of the voting instruction form provided by such entity’s broker, trustee or other nominee, or a copy of a brokerage statement showing the entity’s ownership of our common stock as of March 17, 2014, in addition to the proxy signed by the entity you are representing.

All stockholders must also present a form of photo identification, such as a valid driver’s license or passport, in order to be admitted to the Annual Meeting.

Are Proxy Materials available via the Internet?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we primarily furnish proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the fiscal year ended December 31, 2013 is sometimes herein referred to as “2013” or “fiscal year 2013”), with a filing date of February 19, 2014 (our “2013 Form 10-K”). If you received a notice regarding the availability of proxy materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may vote your shares. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

What information is contained in this Proxy Statement?

This Proxy Statement provides our stockholders with information about when and where we will hold the Annual Meeting. Additionally, this Proxy Statement:

•                       includes information regarding the matters that will be discussed and voted on at the Annual Meeting, and

•                       provides information about the Company that our stockholders should consider in order to make an informed decision at the Annual Meeting.

What should I do if I receive more than one Notice about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?

You may receive more than one Notice (either by mail or electronic mail) or more than one paper or electronic copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice or more than one proxy card. If you hold your shares through a broker, bank, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive. If you receive a Notice and have not received a proxy card for the shares represented by the Notice, you can vote the shares by Internet.

How may I obtain a copy of the Company’s 2013 Form 10-K and other financial information?

Stockholders may request a free copy of our 2013 Form 10-K by writing to us at the following address:

Dr Pepper Snapple Group, Inc.
Attn: Investor Relations
5301 Legacy Drive
Plano, Texas 75024

Alternatively, stockholders can access our 2013 Form 10-K and other financial information on the Investors section of our website at:

www.drpeppersnapplegroup.com

The Company also will furnish any exhibit to our 2013 Form 10-K if specifically requested.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1:           To elect John L. Adams, Joyce M. Roché, Ronald G. Rogers, Wayne R. Sanders, Jack L. Stahl and Larry D. Young as directors to hold office for a one-year term and until their respective successors shall have been duly elected and qualified.

Proposal 2:           To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014.

Proposal 3:           To approve an advisory resolution regarding the compensation of our Named Executive Officers as disclosed in these materials.

Proposal 4:           To consider and act upon a stockholder proposal if properly presented at the Annual Meeting.

We also will consider any other business that properly comes before the Annual Meeting.

How does the Board recommend that I vote?

The Board unanimously recommends a vote:

1.              FOR each of the nominees for director listed in these materials and on the proxy card;

2.              FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

3.              FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement; and

4.              AGAINST the stockholder proposal if properly presented at the Annual Meeting.

What shares can I vote at the Annual Meeting?

The Board has fixed the close of business on March 17, 2014 as the record date for the Annual Meeting. Only holders of record of the outstanding shares of our common stock at the close of business on the record date are entitled to vote at the Annual Meeting or any adjournments thereof.

As of the close of business on the record date, we had 198,528,982 shares of common stock, $0.01 par value per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock, in person or by proxy, on all matters properly brought before the Annual Meeting.

How can I vote my shares at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner, but not the stockholder of record, may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Voting in person will replace any previous votes that you submitted by proxy.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the Annual Meeting. There are three ways to vote by proxy:

By Internet — Stockholders who have received a Notice by mail may submit proxies over the Internet by following the instructions on the Notice. Stockholders who have received a Notice by e-mail may submit proxies over the Internet by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling (800) 690-6903 and following the instructions. Stockholders of record who have received a Notice by mail must have the control number that appears on their Notice available when voting. Stockholders of record who received Notice by e-mail must have the control number included in the e-mail available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada and who have received a voting instruction form by mail may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on May 14, 2014. Votes cast by mail must be received in sufficient time to allow processing. Votes received by mail prior to the day of the Annual Meeting will be processed, but votes received the day of the Annual Meeting may not be processed depending on the time received. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each of the nominees for election to the Board, (ii) FOR ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014, (iii) FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in these materials and (iv) AGAINST the stockholder proposal.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business.

Abstentions and broker non-votes (shares held by brokers, trustees or other nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners of such shares or persons entitled to vote on the matter) will be counted for the purpose of determining whether a quorum is present. If your shares are held by a broker, trustee or other nominee on your behalf and you do not instruct the broker, trustee or other nominee as to how to vote these shares on Proposal 1 (the election of directors), Proposal 3 (the approval of the resolution regarding the compensation of our Named Executive Officers) or Proposal 4 (the stockholder proposal), the broker, trustee or other nominee may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your broker, trustee or other nominee so your vote can be counted. With respect to Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014), the broker, trustee or other nominee may exercise its discretion to vote for or against that proposal in the absence of your instruction.

What is the voting requirement to approve each of the proposals?

The following voting requirements will be in effect for each proposal described in this Proxy Statement:

Proposal 1. To be elected, a director must receive the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee).

Proposal 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted “for” ratification must exceed the number of votes cast “against” ratification).

Proposal 3. The advisory (non-binding) resolution to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement requires the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted “for” the resolution must exceed the number of votes cast “against” the resolution).

Proposal 4. The non-binding stockholder proposal requires the affirmative vote of the holders of a majority of our common stock which has voting power present in person or represented by proxy and which has actually voted (the number of shares voted “for” the proposal must exceed the number of votes cast “against” the proposal).

What if I want to change my vote?

If the enclosed proxy card or voting instruction form is signed and returned, you may, nevertheless, revoke it at any time prior to the Annual Meeting by (i) filing a written notice of revocation received by the person or persons named therein, (ii) attending the Annual Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy card or voting instruction form dated subsequent to the date of the proxy card or voting instruction form to be revoked to the addressee named in the enclosed proxy card or voting instruction form.

Who will pay for this solicitation?

The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for the reasonable out-of-pocket expenses for such solicitation.

Who will serve as inspector of elections?

The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

What happens if additional matters are presented at the Annual Meeting?

Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, James L. Baldwin, Martin M. Ellen and Larry D. Young, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

PROPOSALS

Proposal 1: ELECTION OF DIRECTORS

We are in the second year of our transition to declassify the Board and provide for the annual election of directors. This year’s nominees for directors will be elected to the Board for a one-year term.

This year’s nominees for directors are {ages are as of the date of the Annual Meeting}:

John L. Adams

Mr. Adams, age 69, has served as one of our directors since April 2008. Mr. Adams served as Executive Vice President of Trinity Industries, Inc. from 1999 to 2005 and held the position of Vice Chairman from 2005 to 2007. Prior to joining Trinity Industries, Mr. Adams spent 25 years in various positions with Texas Commerce Bank, N.A. and its successor, Chase Bank of Texas, National Association. From 1997 to 1998, he served as Chairman and Chief Executive Officer of Chase Bank of Texas. Mr. Adams has served on the board of directors of Trinity Industries, Inc. since 2007 and Group 1 Automotive, Inc. since 1999, where he has served as non-executive chairman since 2005. He previously served on the boards of directors of American Express Bank Ltd. and Phillips Gas Company.

Joyce M. Roché

Ms. Roché, age 67, has served as one of our directors since February 2011. Ms. Roché served as President and Chief Executive Officer of Girls Inc., a national non-profit research, education and advocacy organization, from 2000 until her retirement in 2010. From 1998 to 2000, Ms. Roché was an independent marketing consultant. She served as President and Chief Operating Officer of Carson Products Company from 1996 to 1998 and also held senior marketing positions with Carson Products Company, Revlon, Inc. and Avon, Inc. Ms. Roché has served as a member of the boards of directors of AT&T, Inc. since 1998, where she serves as Chair of the Human Resources Committee and on the Nominating and Governance Committee; Macy’s, Inc. since 2007, where she serves as chair of the Audit and Nominating and Governance Committees; and Tupperware Brands Corporation since 1998, where she serves as chair of the Compensation Committee. She served on the board of directors of Anheuser-Busch Companies, Inc. from 1998 to 2008. She also serves as a member of the Board of the Association of Governing Boards of Universities and Colleges and serves as chair of the Board of Trustees for Dillard University.

Ronald G. Rogers

Mr. Rogers, age 65, has served as one of our directors since May 2008. Mr. Rogers served in various positions with Bank of Montreal between 1972 and 2005. From 2002 until his retirement in 2005, he served as Deputy Chair, Enterprise Risk & Portfolio Management, BMO Financial Group, and from 1994 to 2002 he served as Vice Chairman, Personal & Commercial Client Group.

Wayne R. Sanders

Mr. Sanders, age 66, has served as the Chairman of our Board and as chairman of the Corporate Governance and Nominating Committee since May 2008. Mr. Sanders served as the Chairman and the Chief Executive Officer of Kimberly-Clark Corporation from 1992 until his retirement in 2003. Mr. Sanders has served on the board of directors of Texas Instruments Incorporated since 1997, where he currently serves on the Corporate Governance and Nominating Committee and previously served on the Audit Committee and Compensation Committee. He previously served on the board of Belo Corporation from 2003 to 2013 and as a director of Adolph Coors Company. Mr. Sanders is also a National Trustee and Governor of the Boys & Girls Clubs of America and was a member of the Marquette University Board of Trustees from 1992 to 2007, serving as Chairman from 2001 to 2003.

Jack L. Stahl

Mr. Stahl, age 61, has served as one of our directors since May 2008 and serves on the Nominating and Corporate and Governance Committee. He served as chairman of our Compensation Committee from May 2008 until February 2012. Mr. Stahl served as Chief Executive Officer and President of Revlon, Inc. from 2002 until his retirement in 2006. From 2000 to 2001, he served as President and Chief Operating Officer of The Coca-Cola Company and previously served as Group President of The Coca-Cola Company’s Americas Group and as Chief Financial Officer of The Coca-Cola Company. Mr. Stahl currently serves on the board of directors of Delhaize Group since 2008 and Coty, Inc. since 2011. Mr. Stahl has served on the U.S. Board of Advisors of CVC Capital Partners since 2010. He previously served on the board of directors of Schering-Plough Corporation from 2007 to 2009 and Saks, Inc. from 2012 to 2013.

Larry D. Young

Mr. Young, age 59, has served as one of our directors since the Company’s formation in October 2007. Mr. Young has served as our President and Chief Executive Officer (Mr. Young is also referred to in this Proxy Statement as our “CEO”) since October 2007. From October 2007 to May 2008, Mr. Young also served as President and Chief Executive Officer of CSAB (as hereinafter defined). Mr. Young joined CSAB as President and Chief Operating Officer of the Bottling Group segment and Head of Supply Chain in 2006 after the acquisition of Dr Pepper/Seven Up Bottling Group, Inc. (“DPSUBG”). He had been President and Chief Executive Officer of DPSUBG since 2005. From 1997 to 2005, Mr. Young served as President and Chief Operating Officer of Pepsi-Cola General Bottlers, Inc. and Executive Vice President of Corporate Affairs at PepsiAmericas, Inc.

For a discussion of specific experience, qualifications, attributes or skills that qualify each of the above nominees to serve as one of our directors, see “Board of Directors — Selection of Directors” beginning on page 14.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

Proposal 2: RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014

Deloitte & Touche LLP has been selected by the Audit Committee as our independent registered public accounting firm for fiscal year 2014, subject to ratification by our stockholders. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2008. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

We are asking our stockholders to ratify the appointment of Deloitte & Touche LLP as our registered independent public accounting firm as a matter of good corporate governance even though ratification is not required by our By-laws, other governing documents or otherwise. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2014 if it is determined that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of shares of our common stock having a majority of the voting power eligible to vote and voting, either in person or by proxy, at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP.

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

	2013	2012
	(in 000’s)
Audit Fees (1)	$3,422	$3,430
Audit-Related Fees (2)	362	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,784	$3,430

(1)                   These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

(2)                   Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting. This category may include fees related to due diligence related to mergers, acquisitions, and investments and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

The Audit Committee has approved all of our independent registered public accounting firm’s audit engagements for fiscal year 2013. All audit and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee in accordance with the policies and procedures set forth in the current Audit Committee Charter available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance — Committees of the Board captions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014.

Proposal 3: ADVISORY VOTE ON APPROVING EXECUTIVE COMPENSATION

In accordance with rules adopted by the SEC, we provide stockholders with the opportunity to cast an advisory (non-binding) vote on compensation programs for our Named Executive Officers. We currently plan to hold an annual advisory vote on executive compensation. Our overall executive compensation policies and procedures are described in the “Compensation Discussion and Analysis” section beginning on page 27 and the tabular disclosures regarding compensation of our Named Executive Officers (together with the accompanying narrative disclosure) set forth in the “Historical Executive Compensation Information” section beginning on page 40. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders, as described in the “Compensation Discussion and Analysis” section. The Compensation Committee, which is comprised entirely of independent directors, in consultation with Mercer, a leading human resources consulting firm, oversees our executive compensation program and monitors our policies to ensure that such policies continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our overall executive compensation program is designed to be competitive with other leading companies, similar in size and market capitalization to the Company, in the beverage and consumer packaged goods industry. The following objectives are the basis for our program design:

•                       total direct compensation targets are designed to be competitive with companies in the markets in which we compete;

•                       compensation is generally performance based, with our overall performance judged against internal goals;

•                       a pay-for-performance culture links compensation to both individual and collective performance and will result in differentiated compensation;

•                       a substantial percentage of total direct compensation is variable, or “at risk”, both through annual incentive compensation and performance-based, long-term equity incentive awards (including stock options and performance-based restricted stock units); and

•                       equity incentive awards are used to align the interest of management with those of our stockholders.

To accomplish our compensation objectives, our executive officers’ total direct compensation in 2013 was comprised of a mix of the following components:

•                       base salary;

•                       management incentive plan awards (our annual cash incentive program) (“MIP”); and

•                       long-term incentive awards, consisting of:

•                       stock options;

•                       time-based restricted stock units (individually, “RSU” and collectively, “RSUs”); and

•                       performance-based restricted stock units (individually, “PSU” and collectively, “PSUs”).

Key Compensation Policies

The Board and the Compensation Committee have adopted various policies and programs with respect to compensation matters as follows:

•                       Equity Award Procedures (see “Compensation Discussion and Analysis — Long Term Incentive Awards — Equity Award Procedures” on page 35);

•                       Stock Ownership Guidelines (see “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page 36);

•                       Insider Trading Policy (see “Compensation Discussion and Analysis — Insider Trading Policy” on page 36); and

•                       Clawback Policy (see “Compensation Discussion and Analysis — Clawback Policy” on page 37).

Say-on-Pay Vote

The stockholder vote on the advisory resolution to approve executive compensation for 2012 passed with approximately 95% of the votes cast voting in favor of the resolution. As the result of this approval, the Compensation Committee continued to apply the same policies and objectives in determining compensation for 2013 that it applied in 2012.

Actions like those described above evidence our philosophy of aligning executive compensation with company performance and increasing long-term stockholder value. We will continue to design and implement our executive compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders. For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers with respect to 2013, as disclosed pursuant to the compensation disclosure rules and regulations of the SEC, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

Proposal 4: STOCKHOLDER PROPOSAL REGARDING COMPREHENSIVE RECYCLING STRATEGY FOR BEVERAGE CONTAINERS

The following stockholder proposal will be voted on at the Annual Meeting only if it is properly presented by or on behalf of the stockholder proponent.

On behalf of Samajak, a California LP, 67 Second Street, East, Sonoma, CA 95476, which owns 65 shares of the Company’s common stock, As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, CA 94612 has notified the Company that it intends to present the following proposal and related supporting statement (which is quoted verbatim below) at the Annual Meeting:

Stockholder Proposal Regarding Comprehensive Recycling Strategy For Beverage Containers

WHEREAS: Dr.[sic] Pepper Snapple Group is the third largest soft drink business in the U.S. with a commitment to environmental leadership, yet has no recycled content or container recovery strategy for the containers its beverages are sold in.

Society has been inundated with recyclable materials that are not being recycled. 63% of the 243 billion beverage containers generated annually in the U.S. are discarded in landfills, incinerated or littered, and thereby diverted from recycling streams. This value of these wasted containers between 2001 and 2010 exceeded $22 billion. Yet the U.S. recycling rate for beverage containers declined from 54 percent in 1992 to 36 percent in 2010, while sales continued to grow (Container Recycling Institute).

The failure of the beverage industry to recycle nearly two-thirds of its containers has enormous environmental impacts. Replacement production for wasted containers resulted in emissions of an additional 116 million tons of greenhouse gases over the last decade, equivalent to the annual carbon dioxide emissions from 23 million cars. The aluminum cans littered in the U.S. alone in the past decade could have reproduced the world’s entire commercial air fleet 25 times over.

Significantly higher container recovery rates are possible. In 10 U.S. states with container deposit legislation, beverage container recycling rates of 70% and higher are being achieved, levels on average three times as high as in states without deposit laws. In Norway and Sweden, beverage companies have achieved container recovery rates of 80% and higher.

“At Dr Pepper Snapple Group, we understand that an investment in sustainability is an investment in our business,” CEO Larry Young started [sic] in the company’s 2011 Corporate Social Responsibility Update. Yet unlike its peers, our company has set no public quantitative goals for container recovery or the use of recycled content in its bottles and cans.

As a result of engagement with As You Sow and other stakeholders, three of the largest U.S. beverage companies established container recovery goals. Coca-Cola Co. agreed to recycle 50% of its plastic and glass bottles and aluminum cans by 2015. Nestle Waters North America agreed to an industry recycling goal of 60% of plastic bottles by 2018, and PepsiCo set an industry recycling goal for 50% for bottles and cans by 2018. Dr.[sic] Pepper is clearly not keeping up with its peers.

RESOLVED THAT Shareowners of Dr.[sic] Pepper Snapple Group request that the board of directors adopt a comprehensive recycling strategy for beverage containers sold by the company and prepare a report by September 1, 2014 on the company’s efforts to implement the strategy. The strategy should include aggressive quantitative recycled content goals, and container recovery goals for plastic, glass and metal containers. The report, to be prepared at reasonable cost, may omit confidential information.

SUPPORTING STATEMENT

The proponent believes the requested report is in the best interest of Dr.[sic] Pepper Snapple and its shareholders. Leadership in this area will protect the company’s iconic brands and strengthen the company’s reputation.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Our environmental impact is an important issue to us. Within a short period of time after our spin-off, we established clear, measurable environmental goals that we are striving to achieve by 2015. We are starting the fifth year of our initial five-year goals, and as we approach their completion, we will be evaluating results and mapping the road ahead in our 2015 Corporate Social Responsibility (“CSR”) Report. This proposal imposes an arbitrary change of course at the beginning of the final year of our initial goals, which would result in DPS hastily adopting programs that may not be attainable and incurring significant unnecessary cost and expense.

We are proud of the progress we have made so far in our CSR journey. Each year since 2010, we have released a CSR Report or Update, providing detailed metrics of our progress. The Reports and Updates may be found at www.dpsgsustainability.com. Notable accomplishments related to packaging and waste reduction include:

•                       Packaging and Waste Recyclability: We’ve ensured our plastic bottles (including the caps), cans and paperboard wraps are 100% recyclable, enabling consumers and municipalities to recycle. We’ve also reduced our own waste by achieving our initial goal of recycling 80% of our manufacturing solid waste and have raised the goal to 90% by 2015;

•                       PET Reduction: We’ve reduced plastic waste. Through reduced package weights and redesigns, we have reduced plastic waste by approximately 46 million pounds (saving more than $38 million) through the end of 2012, with a goal to reduce plastic waste by 60 million pounds by 2015; and

•                       Support of Recycling in Our Communities: We believe that recycling is a responsibility shared by all. To support consumers and communities in their recycling efforts, in 2013 we entered into a partnership with Keeping America Beautiful. Through this effort, we provided $300,000 to support and promote consumer recycling by deploying bins in public parks, giving local consumers greater access to local recycling systems. We have renewed this partnership for 2014.

Despite our conscientious programs and goals, this proposal requests that we adopt a new comprehensive recycling strategy on an expedited basis. It further requests that the recycling program have container recovery strategies and goals for our particular products, ignoring the reality that improving recycling rates requires broad-based programs covering the entire waste stream as well as participation from consumers and the municipalities in which they live.

The proposal is vague and attempts to compare us to companies that have substantially more resources and have operated as public companies for a greater number of years. These much larger companies have themselves acknowledged the challenges and complexities of their recycling programs, including issues from data collection to changing consumer behaviors. Implementation of this proposal will not further our environmental or recycling goals in any meaningful respect and may prevent us from making strategic decisions that will both serve the needs of the business and improve recycling rates in the communities in which we operate.

We remain committed to striving for innovative ways to minimize the environmental impacts of our products as we work with the industry to pursue shared solutions with communities, customers and consumers. As we conclude our initial five-year CSR journey, this proposal would disrupt the execution of current programs and the development of effective, strategic programs for the future.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” PROPOSAL NUMBER 4.

BOARD OF DIRECTORS

Biographical Information

In addition to the persons who are standing for re-election as directors (whose biographical information is included in Proposal 1 above), the following is a biographical summary of our other directors {ages are as of the date of the Annual Meeting}:

David E. Alexander, age 60, has served as one of our directors since November 2011. Mr. Alexander has served as Chairman of the Audit Committee since March 2013. Mr. Alexander served in various positions with Ernst & Young L.L.P. between 1975 and 2011. From 2002 until his retirement in 2011, he served as Vice Chairman and Southwest Region Managing Partner and was a member of the firm’s Americas and U.S. Executive Boards and Global Management Group. Since 2003, Mr. Alexander has served as a member of the executive board of Southern Methodist University’s Cox Business School. From 2009 until 2012, Mr. Alexander served as a national trustee on the board of Boys & Girls Clubs of America and as a board member of the American Heart Association.

Pamela H. Patsley, age 57, has served as one of our directors since April 2008. Ms. Patsley served as Executive Chairman of MoneyGram International from January 2009 to September 2009 and has served as Chairman and Chief Executive Officer from September 2009 to present. Previously, Ms. Patsley served as Senior Executive Vice President of First Data Corporation from 2000 to 2007 and President of First Data International from 2002 to 2007. She retired from those positions in 2007. From 1991 to 2000, she served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data. Ms. Patsley also previously served as Chief Financial Officer of First USA, Inc. Ms. Patsley served on the board of directors of Molson Coors Brewing Company from 1996 to 2009; Pegasus Solutions, Inc. from 2002 to 2006; and Paymentech, Inc. from 1995 to 1999. In addition to her Chairman’s role at MoneyGram International, Ms. Patsley has served on the board of Texas Instruments Incorporated since 2004, where she formerly served as chair of the Audit Committee.

M. Anne Szostak, age 63, has served as one of our directors since May 2008. Ms. Szostak has served as chairperson of our Compensation Committee since March 2012. Since 2004, Ms. Szostak has operated a consulting firm under the name Szostak Partners that advises executive officers on strategic and human resource issues. From 1998 until her retirement in 2004, she served as Corporate Executive Vice President and Director - Human Resources and Diversity of FleetBoston Financial Corporation (now Bank of America). She also served as Chairman and Chief Executive Officer of Fleet Bank - Rhode Island from 2001 to 2003. Ms. Szostak has served as a director of Tupperware Brands Corporation since 2000 and IDEXX Laboratories since 2012. She previously served on the board of directors of ChoicePoint Corporation from 2005 to 2008; on the board of directors for Spherion Corporation from 2005 to 2011 and on the board of directors of Belo Corp. from 2004 to 2013. Ms. Szostak is Governor and Chairperson Emeritus of the Boys & Girls Clubs of America, Chairperson of the Women and Infants’ Hospital of Rhode Island and a member of the Board, and serves on various board committees of the Rhode Island Foundation.

In addition to the above, Terrence D. Martin served as one of our directors from 2008 to 2013. Mr. Martin reached mandatory retirement age under the Corporate Governance Guidelines and retired from the Board after the Annual Meeting on May 16, 2013.

The terms of each of the above directors will expire at the next annual meeting of stockholders following the fiscal year ended December 31, 2014. From and after that annual meeting our transition to a non-classified board will be complete and thereafter all directors will be elected annually.

For a discussion of specific experience, qualifications, attributes or skills that led to the conclusion that each of the above members should serve as one of our directors, see “Board of Directors — Selection of Directors” beginning on page 14.

Director’s Compensation

Non-employee directors receive compensation from us for their services on the Board and its committees. Mr. Young, our only executive director, does not receive compensation for his services as a director. In fiscal year 2013, we compensated our non-employee directors as follows: an annual cash retainer of $100,000 and an annual equity award of RSUs with a value of $120,000. In addition, the chairperson of the Audit Committee and the chairperson of the Compensation Committee received an annual equity award of RSUs with a value of $30,000 and $25,000, respectively. All of the RSUs vest three years from the date of grant.

Mr. Sanders, as the Chairman of the Board, was entitled to an annual cash retainer of $100,000. Mr. Sanders also received an annual equity award of RSUs with a value of $220,000, which vests three years from the date of grant. Director compensation paid in fiscal year 2013 was as follows:

Director Compensation in Fiscal Year 2013

					Change in
					Pension Value
					and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)	($)	($)	($)	($)
Wayne R. Sanders	100,000	220,000	—	—	—	—	320,000
David E. Alexander	100,000	150,000	—	—	—	—	250,000
M. Anne Szostak	100,000	145,000	—	—	—	—	245,000
John L. Adams	100,000	120,000	—	—	—	—	220,000
Pamela H. Patsley	100,000	120,000	—	—	—	—	220,000
Joyce M. Roché	100,000	120,000	—	—	—	—	220,000
Ronald G. Rogers	100,000	120,000	—	—	—	—	220,000
Jack L. Stahl	100,000	120,000	—	—	—	—	220,000
Terence D. Martin (4)	50,000	—	—	—	—	—	50,000

(1)         The amounts reported in the Fees Earned or Paid in Cash column reflect fees earned in 2013, although cash fees for the first quarter of 2013 were paid in December 2012.

(2)         The amounts reported in the Stock Awards column reflect the grant date fair value associated with each respective director’s RSUs granted under the Omnibus Stock Incentive Plan of 2009. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)         The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2013. All of these awards vest three years from their respective grant dates.

Name	RSUs(a)
Wayne R. Sanders	17,017
David E. Alexander	7,333
M. Anne Szostak	10,166
John L. Adams	8,882
Pamela H. Patsley	8,882
Joyce M. Roché	8,882
Ronald G. Rogers	8,882
Jack L. Stahl	9,631

(a)  The amounts reported in the RSUs column also include dividend equivalent units under the Omnibus Stock Incentive Plan of 2009.

(4)         Mr. Martin retired from the Board after the Annual Meeting held on May 16, 2013 and earned $50,000 of fees prior to his retirement. Under our policy on equity awards on a director’s retirement, Mr. Martin received no stock award in 2013.

Based on a study performed by Mercer, the total non-employee director compensation approximated our peer group median.

The Board believes that the directors should have a meaningful ownership interest in the Company. Effective November 1, 2015, or, if a director is elected after November 1, 2010, within five years after the date of such election, the Stock Ownership Guidelines require non-executive directors to own shares of the Company’s common stock having a value equal to a minimum of three times their respective annual retainer. Though not yet required, all of the directors met these guidelines as of December 31, 2013. For a more complete discussion of the Stock Ownership Guidelines, see “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page 36.

Communications with the Board

Any interested party may communicate with the Board, the Chairman of the Board (who is the presiding director of executive sessions) or the non-employee directors as a group on a Board-related issue by submitting an e-mail through the Company’s website at www.drpeppersnapplegroup.com under the Investors — Contact Us — Contact the Board captions or by sending a written communication to: Corporate Secretary, Dr Pepper Snapple Group, Inc., 5301 Legacy Drive, Plano, Texas 75024. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as sponsorship requests, licensing requests, annual report requests, business solicitations, advertisements, new product suggestions, brand and product comments and inquiries and job inquiries. Any communication that is screened as described above will be made available to any director upon his or her request.

Selection of Directors

Process

The Board is responsible for approving candidates for the Board. As discussed in the section “Corporate Governance — Board Committees and Meetings — Corporate Governance and Nominating Committee” on page 20, the Corporate Governance and Nominating Committee is responsible for the identification of candidates for the Board and making director recommendations to the Board. The Corporate Governance and Nominating Committee will also consider nominations by a stockholder made pursuant to the procedures set forth in our By-laws relating to stockholder nominations and as described under “Stockholders Proposals for 2014 Annual Meeting” on page 58.

Qualifications

The Corporate Governance and Nominating Committee seeks director candidates (including any candidate who may be recommended by a stockholder) who have certain personal and professional attributes including:

•                  sound personal and professional integrity;

•                  an inquiring and independent mind;

•                  willingness to devote the required time to carrying out the duties and responsibilities of Board membership;

•                  commitment to serve on the Board for several years to develop knowledge about the Company’s businesses; and

•                  willingness to represent the best interests of all stockholders and observe the fiduciary duties that a director owes to the stockholders.

In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

•                  practical wisdom and mature judgment;

•                  leadership;

•                  interpersonal skills;

•                  financial acumen;

•                  broad training and experience at the policy-making level in business, finance and accounting, government, education or technology; and

•                  expertise (including industry expertise) that is useful to the Company and complementary to the background and experience of other Board members, so that an optimal balance of Board members can be achieved and maintained.

Diversity

In accordance with our Corporate Governance Guidelines, diversity of viewpoints, as well as gender and ethnic diversity, are characteristics considered by the Corporate Governance and Nominating Committee in making recommendations for nominations. The Board has not adopted any policy on diversity with respect to our directors, but it seeks a balance of experience among the directors so that the Board as a whole has experience and training from different disciplines (including operations, accounting, finance, risk management, marketing and human resources) and different industries (including the beverage industry, consumer products and finance) which creates the balance sought.

Experience of our Directors

The Corporate Governance and Nominating Committee has reviewed the background of all of our directors, including those who are being proposed for election to the Board, and determined that they individually possess the personal and professional attributes to be a director. Further, the Corporate Governance and Nominating Committee has reviewed the experience of the members of the Board and determined that they collectively possess the qualifications and skills necessary for the Board. Detailed biographical information for each of the directors is set forth in “Proposals — Proposal 1: Election of Directors” beginning on page 6 and “Board of Directors — Biographical Information” on page 12.

The following is a summary of the qualifications and skills demonstrated by each director’s experience.

•                  Mr. Sanders, the Chairman of the Board, has: extensive leadership experience as a board chairman, chief executive officer and other executive level positions in a public company, financial acumen developed through his extensive executive experience, operational and marketing experience, consumer product company experience and significant public company board experience (including audit and compensation committee chairmanship experience).

•                  Mr. Adams has: extensive leadership experience as a vice chairman and chief executive officer and other executive level positions in public companies, financial acumen and risk management experience developed through his chief executive officer experience, been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations, training as a lawyer and substantial public company board experience (including board chairmanship, risk management, audit committee and compensation committee experience).

•                  Mr. Alexander has: extensive leadership experience as a vice chairman and regional managing partner at a “Big Four” accounting firm, financial acumen and risk management experience developed through his experience in public accounting and been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations.

•                  Ms. Patsley has: extensive leadership experience as a chairman and chief executive officer, chief financial officer and other executive level positions in public companies, financial acumen and risk management experience developed through her experience in public accounting and her chief executive officer and chief financial officer experience, been designated by the Corporate Governance and Nominating Committee as a financial expert under SEC regulations, and extensive public company board experience (including audit committee chairperson experience).

•                  Ms. Roché has: extensive leadership experience as a chief operating officer of a public company and the chief executive officer of a national nonprofit organization and considerable experience in the marketing and merchandising areas, consumer products company experience financial acumen developed from her chief executive officer and executive officer experience, and significant public company board experience (including compensation, corporate governance, audit and public policy committee experience).

•                  Mr. Rogers has: extensive senior level executive leadership experience, substantial banking experience, financial acumen developed from his banking experience and experience in enterprise risk management.

•                  Mr. Stahl has: extensive leadership experience as president, chief executive officer, chief operating officer and chief financial officer in public companies, beverage industry experience, financial acumen from his chief financial officer experience and broad public company board experience.

•                  Ms. Szostak has: extensive senior level executive leadership experience with a Fortune 100 company, experience as a chief executive officer of two major bank subsidiaries of public companies, substantial banking experience, significant human resource experience, experience in risk management and significant experience on other public company boards (including compensation committee chairperson and audit and corporate governance and nominating committee experience).

•                  Mr. Young, our CEO, has: extensive senior level executive experience as our CEO and chief operating officer, over 30 years of experience in the beverage industry and substantial sales and marketing experience.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

On May 16, 2012, the Board adopted revised Corporate Governance Guidelines. The Corporate Governance Guidelines include, among other things:

•                  formation of an Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, each comprised solely of independent directors;

•                  a requirement that the Board annually assess the performance of the Chief Executive Officer (references in this Proxy Statement to “the Chief Executive Officer” refer generically to the person holding that title and not to any specific individual);

•                  Board stewardship of our Code of Business Conduct and Ethics and Insider Trading Policy;

•                  assessment of Board and director performance;

•                  the power of the Board and each committee to retain outside advisors; and

•                  Categorical Standards of Director Independence.

Our Corporate Governance Guidelines are available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance — Corporate Governance Overview captions.

Director Independence

In connection with the adoption of the Corporate Governance Guidelines, the Board adopted our Categorical Standards of Director Independence, which are attached as Annex A to our Corporate Governance Guidelines. The Categorical Standards of Director Independence are consistent with the independence standards set forth in Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards. The Board has made an affirmative determination that Mr. Sanders, Mr. Adams, Mr. Alexander, Ms. Patsley, Ms. Roché, Mr. Rogers, Mr. Stahl and Ms. Szostak are independent in accordance with these standards.

Board Committees and Meetings

We have five standing committees of the Board — the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Special Award Committee and the Capital Transaction Committee. The charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance — Committees of the Board captions.

Audit Committee

Through February 28, 2013, Mr. Martin (Chairman), Mr. Adams, and Ms. Patsley served on the Audit Committee. Commencing on March 1, 2013, the Audit Committee was comprised of Mr. Alexander (Chairman), Mr. Adams and Ms. Patsley. Mr. Martin, who retired after the Annual Meeting held on May 16, 2013, had served as Chairman since formation of the Audit Committee in 2008. Each of the directors who have served as an Audit Committee member in 2013 is independent in accordance with applicable laws and regulations and as defined in the current NYSE listing standards. Upon consideration of the attributes of an audit committee financial expert as set forth in SEC regulations, the Board determined that Mr. Martin, Mr. Adams and Ms. Patsley possess those attributes through their experience, and each was designated as an Audit Committee Financial Expert. Prior to his designation as the Audit Committee Chairman, effective as of March 1, 2013, the Board determined that Mr. Alexander was (a) independent as defined in the current NYSE listing standards and (b) was an Audit Committee Financial Expert in accordance with SEC regulations.

The Audit Committee is responsible for reviewing and approving an audit committee report included as part of the Proxy Statement and assisting the Board’s oversight of:

•                  the quality and integrity of the Company’s financial statements and related disclosure (including the quality, adequacy and effectiveness of our internal controls);

•                  the Company’s compliance with all legal and regulatory requirements;

•                  the independent registered public accountant’s performance, qualifications and independence; and

•                  the performance of the Company’s internal audit function.

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014. On May 15, 2013, the Board approved the restated Audit Committee Charter, a copy of which is available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance — Committees of the Board captions. The Report of the Audit Committee for fiscal year 2013 is included in this Proxy Statement on page 56.

Compensation Committee

Through February 28, 2013, Ms. Szostak (Chairperson), Mr. Alexander and Ms. Roché served on the Compensation Committee. Commencing on March 1, 2013, the Compensation Committee was comprised of Ms. Szostak (Chairperson), Ms. Roché and Mr. Rogers. Each of the directors who served as a member of the Compensation Committee in 2013 is independent as defined in the current NYSE listing standards.

The Compensation Committee is responsible for:

•                  setting the compensation of the Chief Executive Officer, after consideration of the Board’s evaluation of the performance of the Chief Executive Officer;

•                  determining the compensation levels of our other executive officers, after consultation with the Chief Executive Officer;

•                  approving and administering our executive compensation program (including overseeing regulatory compliance with Section 162(m) of the United States Internal Revenue Code of 1984, as amended (the “Code”), to maximize deductibility of compensation paid);

•                  administering our employee benefit plans, including our equity-based and incentive compensation plans;

•                  reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement or annual report, in accordance with applicable regulations; and

•                  responsible for the appointment, compensation and oversight of work performed by outside advisors to the Compensation Committee.

Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided under the heading “Compensation Discussion and Analysis.”

On May 15, 2013, the Board approved the restated Compensation Committee Charter, a copy of which is available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance — Committees of the Board captions. The Report of the Compensation Committee on Executive Compensation for fiscal year 2013 is included in this Proxy Statement on page 39.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee annually evaluates the performance of its executive compensation consultant and based on that evaluation has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist the Compensation Committee with its responsibilities related to the Company’s 2013 executive officer and board of director compensation programs. For more information on the Compensation Committee’s relationship with Mercer, see “Compensation Discussion and Analysis — Role of Compensation Consultant” beginning on page 29. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal year 2013 were approximately $310,000.

During 2013, the Compensation Committee requested that Mercer:

•                  conduct an analysis of compensation for our executive officers, including the Chief Executive Officer, and assess how target compensation aligned with our philosophy and objectives;

•                  prepare an analysis of our executive compensation and determine its alignment with our performance in relation to our peer group;

•                  develop recommendations for the Compensation Committee on the size and structure of long-term incentive awards for the Chief Executive Officer and our executive officers;

•                  provide perspectives on the composition of our peer group for 2013-2014;

•                  assist the Compensation Committee in the review of incentive plan design, severance programs and related benefit and perquisite programs;

•                  assess the Board’s compensation;

•                  provide the Compensation Committee ongoing advice and counsel on market compensation trends, legislative and regulatory updates and their impact on our executive compensation programs;

•                  assess Mercer’s independence in connection with the six factors (the “Regulatory Evaluation”) set forth in the rules promulgated by the SEC and in the NYSE listing standards; and

•                  assist in the preparation of the Compensation Discussion and Analysis section of our proxy statement.

During 2013, the Company retained MMC or its affiliates to provide services which were unrelated to executive compensation services. The aggregate fees paid for these other services (principally broker fees) were approximately $2.1 million, which amount was less than .02% of the total consolidated revenues of MMC in 2013. Management decided to retain Mercer to provide these services. The Compensation Committee is aware that the Company in the ordinary course of business uses. MMC affiliates for insurance and other related services, but it does not specifically approve those services.

Certain policies and procedures are in place to assure the independence of Mercer and its consultant, including:

•                  Mercer’s consultant assigned to the Company receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•                  Mercer’s Global Business Standards, which were established to manage actual or perceived conflicts of interest and preserve the integrity of its advice, and address how Mercer manages the executive consulting relationship, demonstrating that Mercer has structured its business to ensure the quality and integrity of its advice;

•                  Mercer’s consultant assigned to the Company (i) has no personal or business relationship with any member of the Compensation Committee, other than to provide executive consulting services, (ii) owns no shares of Company stock, nor do any of his family members own Company stocks, and (iii) has no business or personal relationships with any executive officer of the Company other than to provide executive consulting services;

•                  none of our executive officers have indicated they have any business or personal relationship with Mercer or the Mercer consultant assigned to the Company;

•                  the Compensation Committee has the sole authority to retain and terminate the executive compensation consultant;

•                  the Mercer consultant assigned to the Company has direct access to the Compensation Committee without management intervention;

•                  the Compensation Committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant; and

•                  the protocols for the engagement (described below) limit how the consultant may interact with management.

While it is necessary for the Mercer consultant to interact with management to gather information, the Compensation Committee has adopted protocols governing if and when the consultant’s advice and recommendations can be shared with management. These protocols are included in the consultant’s engagement letter. This approach protects the Compensation Committee’s ability to receive objective advice from the consultant so that the Compensation Committee may make independent decisions about executive pay by the Company.

Based on the analysis by Mercer of its independence under the Regulatory Evaluation, the Compensation Committee’s review of Mercer’s analysis and the policies and procedures set forth above, the Compensation Committee is confident that the advice it receives from the executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company.

Corporate Governance and Nominating Committee

Through February 28, 2013, Mr. Sanders (Chairman), Mr. Rogers and Mr. Stahl served on the Corporate Governance and Nominating Committee. Commencing on March 1, 2013, the Corporate Governance and Nominating Committee was comprised of Mr. Sanders (Chairman) and Mr. Stahl. Each of the directors who served as a member of the Corporate Governance and Nominating Committee members in 2013 is independent as defined in the current NYSE listing standards. Mr. Sanders has served as the Chairman of the Corporate Governance and Nominating Committee since its formation. The Corporate Governance and Nominating Committee is responsible for:

•                  administering the director selection process and the board committee assignments;

•                  leading the development of the Company’s corporate governance and developing corporate governance guidelines;

•                  reviewing issues related to the relationship between the Company and its stockholders;

•                  establishing and revising the Company’s Code of Business Conduct and Ethics;

•                  reviewing and overseeing the process of regarding succession planning of the Company’s Chief Executive Officer and senior management; and

•                  monitoring the Company’s legislative priorities, political action committee, political activities, corporate sustainability efforts and relevant public policy issues.

On February 6, 2013, the Board approved the restated Corporate Governance and Nominating Committee Charter, a copy of which is available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance-Committees of the Board captions.

In 2014, the Corporate Governance and Nominating Committee considered our current directors and other candidates to fill the slate of nominees for election to the Board. Based on an evaluation of the background, skills and areas of expertise represented by the various candidates against the qualifications for directors as set forth in our Corporate Governance Guidelines and as discussed in the section “Board of Directors — Selection of Directors” beginning on page 14. The Corporate Governance and Nominating Committee determined that each of John L. Adams, Joyce M. Roché, Ronald G. Rogers, Wayne R. Sanders, Jack L. Stahl, and Larry D. Young possess the appropriate skill level, expertise and qualifications and recommended that such individuals be re-elected to the Board as directors.

Special Award Committee

On February 10, 2009, the Board formed a Special Award Committee, with the Chief Executive Officer named as the sole member so long as the Chief Executive Officer is a member of the Board. The Special Award Committee has the authority to make equity awards to employees (other than our executive officers) under our Omnibus Stock Incentive Plan of 2009 in accordance with limitations as may, from time to time, be established by the Compensation Committee. The Compensation Committee has set forth the following limitations for the Special Award Committee: (i) awards may be made to employees, other than our executive officers, (ii) awards may be made to new hires, for retention purposes, promotions, in connection with employee relationship issues, or in the discretion of the Special Award Committee for exceptional performance, (iii) awards are limited to an aggregate of $2 million each calendar year, (iv) awards shall not exceed $100,000 to any one individual and (v) awards must be granted at the closing market price on the effective date of the award. The Special Award Committee reports to the Compensation Committee at each regularly scheduled meeting on the awards it has made under this limited authority since its last report. For a description of the equity award procedures that apply to the Special Award Committee, see “Compensation Discussion and Analysis — Long-Term Incentive Awards — Equity Award Procedures” on page 35.

Capital Transaction Committee

On November 20, 2009, the Board formed a Capital Transaction Committee, consisting of the Chairman of the Board and the Chief Executive Officer, so long as the Chief Executive Officer is a member of the Board. The Board granted general authority to the Capital Transaction Committee to approve note issuances, commercial paper transactions and interest rate swaps, but excluding any transaction which includes the issuance of the Company’s common stock or preferred stock or a feature to convert debt to common stock or preferred stock, provided that (i) the aggregate amount of such transactions does not exceed $750 million initial aggregate principal or notional amount in any calendar year and (ii) our debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) ratio immediately prior to a contemplated transaction is at or below 2.25x and the consummation of such transaction will not result in our adjusted debt to EBITDA ratio exceeding 2.25x. From time to time, the Board has approved certain capital and credit transactions and granted additional authority to the Capital

Transaction Committee to implement such capital and credit transactions. The Capital Transaction Committee reports to the Board on the transactions it approves under the authority granted by the Board.

2013 Meetings

During 2013, there were seven (7) meetings of the Board. During 2013, there were eight (8) meetings held by the Audit Committee, along with four (4) executive sessions of the Audit Committee to meet with our independent registered public accounting firm, our chief financial officer, our senior vice president-controller, the vice president of corporate audit and our general counsel (in one executive session); six (6) meetings were held by the Compensation Committee, along with four (4) executive sessions of the Compensation Committee; four (4) meetings held by the Corporate Governance and Nominating Committee and four (4) executive sessions of the Corporate Governance and Nominating Committee; four (4) meetings were held by the Special Award Committee; and no meetings were held by the Capital Transaction Committee. Each incumbent director attended at least 75% of the meetings of the Board and the Board committees of which each was a member during his or her respective tenures.

Executive Sessions and Lead Independent Director

In compliance with the requirements of the NYSE, our Corporate Governance Guidelines require the non-employee directors to meet at least twice annually in regularly scheduled executive sessions. Mr. Sanders, as lead independent director, presides over non-employee director executive sessions. Four (4) executive sessions were held in 2013.

Attendance at Annual Meeting

It is our policy that all directors attend the Annual Meeting. We anticipate that all members of the Board will be present at the Annual Meeting. In 2013, each director attended the annual meeting of stockholders held on May 16, 2013.

Board Leadership Structure and Role in Risk Oversight

The Chairman of the Board and the Chief Executive Officer titles are held by different persons. Mr. Sanders, as the Chairman of the Board, is also the lead independent director. Mr. Young is our CEO.

In May 2008, the Company became a stand-alone company as the result of a spin-off by Cadbury, plc (“Cadbury”), which held the Cadbury Schweppes Americas Beverages business group of entities (“CSAB”). At that time, it was decided to separate the Chairman of the Board and the Chief Executive Officer positions. Most important among the considerations was that separation of the Chairman of the Board and the Chief Executive Officer positions allowed our CEO to direct his energy towards operational issues and the Chairman of the Board to focus on governance and other related issues of our new publicly-held company. At this time, the Company believes that separating the Chairman of the Board and the Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Chief Executive Officer and facilitates discussion among Board members.

The Board has overall responsibility for oversight of risk and has delegated to the Audit Committee the responsibility for the risk oversight process and oversight of financial and compliance risks. The Company reports to the Audit Committee at each regularly scheduled meeting on risk management and the activities of the committee that oversees the Company’s enterprise and risk management functions. The Audit Committee reports to the Board on its delegated responsibilities regarding risks. The Compensation Committee is responsible for the assessment of risk in the Company’s compensation programs and reports to the Board on that assessment (see “Compensation Discussion and Analysis — Compensation Programs and Risk Taking” beginning on page 37).

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Other than Mr. Young, who is a director and whose business experience is summarized under “Proposals — Proposal 1: Election of Directors — Biographical Information” beginning on page 6, the following is a summary of the business experience of our executive officers {ages are as of the date of the Annual Meeting}:

James L. Baldwin, Executive Vice President, General Counsel, age 53, has served as our Executive Vice President, General Counsel and Secretary since the Company’s spin-off in May 2008. From July 2003 to May 2008, he served as Executive Vice President and General Counsel of CSAB. From June 2002 to July 2003, he served as Senior Vice President and General Counsel of Dr Pepper/Seven Up, Inc., from August 1998 to June 2002 as General Counsel of Mott’s LLP and from March 1997 to August 1998 as Vice President and Assistant General Counsel of Dr Pepper/Seven Up, Inc.

Rodger L. Collins, President, Packaged Beverages, age 56, has served as our President, Packaged Beverages since February 2009. Prior to that, Mr. Collins served in various executive capacities with us and CSAB, including President of Bottling Group Sales and Finished Goods Sales (September 2008 - February 2009); President of Sales for the Bottling Group (October 2007 - September 2008); Midwest Division President for the Bottling Group (January 2005 - October 2007); and Regional Vice President (October 2001 - December 2004).

Martin M. Ellen, Executive Vice President, Chief Financial Officer, age 60, joined the Company in April 2010 as our Executive Vice President, Finance and transitioned into the role of Executive Vice President, Chief Financial Officer in May 2010. Prior to joining the Company, Mr. Ellen served as Senior Vice President — Finance and Chief Financial Officer at Snap-on Incorporated since 2002, where he had responsibility for all of the financial operations at this global, publicly-traded company.

Philip L. Hancock, Executive Vice President, Human Resources, age 45, has served as our Executive Vice President, Human Resources since February 2013. From March 2012 to February 2013, Mr. Hancock served as Senior Vice President, Human Resources, from February 2010 to March 2012 as Senior Vice President, Procurement, from January 2008 to February 2010 as Senior Vice President, Regional Manufacturing and from January 2007 to January 2008 as Vice President of Manufacturing Development. Prior to joining the Company in January 2007, Mr. Hancock was a Senior Associate at McKinsey & Company for approximately two years and served as an officer in the United States Army for approximately 11 years.

Derry L. Hobson, Executive Vice President, Supply Chain, age 63, has served as our Executive Vice President of Supply Chain since the Company’s spin-off in May 2008. From October 2007 to May 2008 Mr. Hobson also served as the Executive Vice President of Supply Chain of CSAB. Mr. Hobson joined CSAB as Senior Vice President of Manufacturing in 2006 through the acquisition of DPSUBG, where he had been Executive Vice President since 1999.

James J. Johnston, Jr., President, Beverage Concentrates and Latin America Beverages, age 57, has served as our President, Beverage Concentrates and Latin America Beverages since September 2009. Prior to that, Mr. Johnston served in various executive capacities with us and CSAB, including President, Beverage Concentrates (November 2008 - September 2009); President of Concentrate Sales (September 2008 - November 2008); President of Finished Goods and Concentrate Sales (October 2007 - September 2008); Executive Vice President of Sales (January 2005 - October 2007); Executive Vice President of Strategy (December 2003 - January 2005); and Senior Vice President of Licensing (October 1997 - December 2003).

David J. Thomas, Ph.D., Executive Vice President, Research & Development, age 52, has served as our Executive Vice President, Research and Development since December 2010. From the Company’s spin-off in May 2008 until December 2010, Dr. Thomas served as our Senior Vice President, Research & Development. From November 2006 to May 2008, Dr. Thomas served as the Senior Vice President, Research & Development for CSAB. Dr. Thomas served as Vice President — Global Product Development for Gerber Products from July 2005 until October 2006. Dr. Thomas holds a Ph.D. Degree in Food Science, with an emphasis in Flavor Biochemistry, from the University of Wisconsin-Madison.

James R. Trebilcock, Executive Vice President, Marketing, age 56, has served as our Executive Vice President, Marketing since September 2008. From the Company’s spin-off in May 2008 to September 2008, Mr. Trebilcock served as our Senior Vice President — Marketing. From February 2003 to May 2008, Mr. Trebilcock served as the Senior Vice President — Consumer Marketing of CSAB. Mr. Trebilcock held various positions in CSAB and its predecessor businesses since July 1987.

In addition to the above, Lawrence N. Solomon, who served as our Executive Vice President of Human Resources from the Company’s spin-off in May 2008 until February 2013, retired in August 2013; and Tina S. Barry, who served as our Executive Vice President, Corporate Affairs since December 2010, retired in September 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 17, 2014, the record date, certain information with respect to the shares of our common stock beneficially owned by (i) stockholders known to us to own more than 5% of the outstanding shares of such classes, (ii) each of our directors and Named Executive Officers and (iii) all of our executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK

The Vanguard Group, Inc.(1)	13,738,097	6.8%
100 Vanguard Blvd
Malvern, PA 19355

Cedar Rock Capital Limited (2)	13,544,699	6.8%
110 Wigmore Street
London W1U 3RW
United Kingdom

Massachusetts Financial Services Company(3)	12,416,985	6.2%
111 Huntington Avenue
Boston, MA 02199

Morgan Stanley(4)	11,209,310	5.6%
1585 Broadway
New York, NY 10036

BlackRock Inc.(5)	11,134,019	5.5%
40 East 52nd Street
New York, NY 10022

SECURITY OWNERSHIP OF MANAGEMENT
DIRECTORS:
Wayne R. Sanders(6)	95,798	*
John L. Adams(7)	48,455	*
David E. Alexander(8)	3,000	*
Pamela H. Patsley	16,455	*
Joyce M. Roché	4,019	*
Ronald G. Rogers	18,455	*
Jack L. Stahl	23,071	*
M. Anne Szostak	20,955	*
NAMED EXECUTIVE OFFICERS:
Larry D. Young(9)	361,519	*
Martin M. Ellen(9)(10)	243,646	*
Rodger L. Collins(9)	221,723	*
James J. Johnston(9)	219,746	*
Derry L. Hobson(9)	—	*
All other Executive Officers (4 persons)(9)	238,363	*
All Executive Officers and Directors as a Group (17 persons)	1,515,205	*

* Less than 1%

(1)              Based on a Schedule 13G/A filed by the stockholder with the SEC on February 12, 2014. Such stockholder has indicated that it beneficially owns 13,738,097 shares, has sole voting power with respect to 337,364 shares, has sole dispositive power with respect to 13,420,891 shares and has shared dispositive power with respect to 317,206 shares.

(2)              Based on a Schedule 13G/A filed by the stockholder with the SEC on February 14, 2014. Such stockholder has indicated that it beneficially owns, has shared voting power and has shared dispositive power with respect to 13,544,699 shares.

(3)              Based on a Schedule 13G filed by the stockholder with the SEC on February 13, 2014. Such stockholder has indicated that it beneficially owns and has sole dispositive power with respect to 12,416,985 shares and has sole voting power with respect to 10,762,711 shares.

(4)              Based on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management Limited (25 Cabot Square, Canary Wharf, London E14 4QA, England) with the SEC on February 13, 2014. According to such filing, Morgan Stanley beneficially owns and has sole dispositive power with respect to 11,209,310 shares, has sole voting power with respect to 9,367,631 shares and has shared voting power with respect to 290,196 shares. Additionally, according to such filing, Morgan Stanley Investment Management Limited beneficially owns 8,734,269 shares and has sole dispositive power with respect to 8,734,269 shares, has sole voting power with respect to 7,293,956 shares, and has shared voting power with respect to 290,196 shares. The securities reported by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Limited, a wholly-owned subsidiary of Morgan Stanley.

(5)              Based on a Schedule 13G/A filed by the stockholder with the SEC on January 28, 2014. Such stockholder has indicated that it beneficially owns 11,134,109 shares, has sole voting power with respect to 8,593,017 shares and has sole dispositive power with respect to 11,134,019 shares.

(6)              The shares shown include 30,000 shares held in the name of a family trust. Mr. Sanders is a trustee of the family trust and has a pecuniary interest in the shares of the issuer held by the family trust.

(7)              The shares shown include 5,000 shares held by John L. Adams IRA Rollover and 5,000 shares held by John L. Adams SEP IRA.

(8)              The shares shown are owned by The David and Sandra Alexander Revocable Trust, and Mr. Alexander has a pecuniary interest in the trust.

(9)              Includes the following shares related to stock options, RSUs and dividend equivalent units with respect to the grants under the Omnibus Stock Incentive Plan of 2009 that, with respect to stock options, the Named Executive Officers and other executive officers have the right to exercise as of March 17, 2014 or will have the right to exercise within 60 days after March 17, 2014 and with respect to RSUs, such RSUs will vest within 60 days after March 17, 2014:

	Exercisable Options	RSUs	Dividend Equivalent Units
Larry D. Young	57,804	—	—
Martin M. Ellen	170,030	14,797	1,819
Rodger L. Collins	135,282	—	—
James J. Johnston	135,282	—	—
Other Executive Officers	101,061	—	—

(10)       The shares shown are owned by Martin Robin Partners, L.P., and Mr. Ellen has a pecuniary interest in the limited partnership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, certain officers and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock held by such persons. These persons are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and without further inquiry, during 2013 all required forms for our current filing persons were filed on time, except for the purchase by David Alexander of 1,000 shares of our common stock on April 25, 2013, which report was due on April 29, 2013, but was reported on May 3, 2013.

CODE OF CONDUCT

We are dedicated to earning the trust of our clients and investors and our actions are guided by the principles of honesty, trustworthiness, integrity, dependability and respect. The Board has adopted a Code of Conduct that applies to all employees and directors. Our Code of Conduct is posted on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance captions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct for our senior financial officers, including the Chief Executive Officer, if any, either by posting such information on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance captions or by filing a Form 8-K.

POLITICAL CONTRIBUTIONS

Our Corporate Governance and Nominating Committee has oversight responsibility for our political activities, including our Political Action Committee. Our Political Contributions Policy sets forth basic principles that, together with our Code of Business Conduct and Ethics, guide our approach to corporate political contributions. We disclose on our website our approach for political contributions and a summary of direct corporate contributions and those of our Political Action Committee, including contributions to industry associations and federal, state and local parties and candidates. This disclosure is available on our website at www.drpeppersnapplegroup.com under the Investors — Company and Governance — Public Policy — Our Approach captions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Background

We are a leading integrated brand owner, manufacturer and distributor of non-alcoholic beverages in the United States, Canada and Mexico, with a diverse portfolio of flavored carbonated soft drinks (“CSDs”) and non-carbonated beverages (“NCBs”), including ready-to-drink teas, juices, juice drinks and mixers.

Program Design

Our overall executive compensation program is designed to be competitive with other leading companies, similar in size and market capitalization, in the beverage and consumer packaged goods industry. The following objectives are the basis for our program design:

•             total direct compensation targets are designed to be competitive with similarly-sized companies in the beverage and consumer packaged goods markets in which we compete;

•             compensation is generally performance based, with our overall performance judged against internal goals;

•             a pay-for-performance culture links compensation to both individual and collective performance and will result in differentiated compensation;

•             a substantial percentage of total direct compensation is variable, or “at risk”, both through annual incentive compensation and performance-based, long-term equity incentive awards (including stock options and performance-based restricted stock units); and

•             equity incentive awards are used to align the interests of management with those of our stockholders.

To accomplish our compensation objectives, our executive officers’ total direct compensation in 2013 was comprised of a mix of the following components:

•    base salary;

•    MIP awards (our annual cash incentive program); and

•    long-term incentive awards, consisting of:

•       stock options,

•       RSUs, and

•       PSUs.

To further align the interests of management and our stockholders, the Company has adopted stock ownership guidelines (see “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page 36).

2013 Compensation

Since 2008, when the Company became a standalone entity, the Company has systematically and periodically increased the emphasis on performance based compensation programs (see “Compensation Discussion and Analysis — Long Term Incentive Awards — Overview” on page 33.) Management considers the MIP, stock options and PSU programs to be performance based, although since 2011 the emphasis on long term incentive performance compensation has shifted from stock options to PSUs. In 2013, approximately 60% of the total direct compensation paid to our CEO was performance-based compensation, and approximately 53% of the aggregate total direct compensation paid to all of our other NEOs (as defined in the first paragraph of “Historical Executive Compensation Information” on page 40) was performance-based compensation. The following chart reflects the components of the 2013 Compensation to the CEO and our NEOs:

CEO	NEOs

In determining the 2013 executive compensation program, the Compensation Committee reviewed available market data on compensation paid to similarly-situated executives in our peer group during 2012, along with the performance of those peer group companies in relation to our performance. The Compensation Committee has chosen to target peer group medians when determining the cash elements (base salary and MIP percentage payout) of the compensation program. The Compensation Committee also targets peer group medians in establishing the stock option and RSU components of the long-term incentive programs. In 2013, the PSU component of the long-term incentive program provides an opportunity for executives to incrementally increase their total direct compensation to a level that will be at the low end of the upper quartile of a consumer products peer group for achieving target level performance. If the Company’s performance with respect to the PSU program metrics is greater than target, then their total compensation will move towards the upper end of the top quartile. Further, payouts provided by the PSU component of the long-term incentive plan are determined based on the average of the annual performances over a three-year period, so performance must be sustained to achieve the incremental increase in total direct compensation level (see “Compensation Discussion and Analysis — Long-Term Incentive Awards — Specific Programs for 2013” beginning on page 33).

The Compensation Committee utilizes measures in our incentive compensation programs that drive our business performance. These measures include net sales, income from operations and segment operating profit, as well as a calculation of value appreciation and cash flow yield utilized in our PSU program, which is more fully described in “Compensation Discussion and Analysis — Long-Term Incentive Awards — Specific Programs for 2013 — PSUs” beginning on page 33. We believe these metrics should directly impact total stockholder return. At the request of the Compensation Committee Mercer prepared a report regarding the alignment of our CEO and NEO total compensation and our performance in relation to our peer group’s pay and performance in 2011. The Compensation Committee considered this report in making its 2013 compensation decisions.

The Company’s financial performance in 2013 reflects the contributions and efforts of our CEO and the other members of our executive leadership team. The following highlights some of the key elements of our 2013 financial performance, which was achieved against significant headwinds faced by our industry, including consumer concerns about health and wellness:

•             net sales, as reported, remained relatively flat;

•    net income, as reported, was $624 million, a decrease of 1%;

•    earnings per share, as reported, increased to $3.05 per diluted share in 2013 from $2.96 per diluted share in 2012;

•             we returned $702 million of cash to our stockholders in the form of stock repurchases in the amount of $400 million and dividends in the amount of $302 million;

•             dividends declared in 2013 increased 12%; and

•             in February 2014, we announced a 7.9% increase in our dividend declared for the first quarter of 2014.

Pay and Performance for 2013

In 2013, the Company faced a challenging operating environment, with significant pressures in the CSD category impacting both regular and diet products. Against this backdrop, the Company experienced some results that were below the targets set in our performance plans. Thus, total compensation for our CEO was below the targeted level, as discussed below. Given the issues faced in our industry, our quantified performance in the MIP and PSUs reflected the following:

•             the performance under our MIP resulted in our CEO earning 97.27% of the target MIP (see discussion under “Compensation Discussion and Analysis — Management Incentive Compensation — Results for Fiscal Year 2013” on page 32); and

•             our PSU program performance for the fiscal years 2011 through 2013 resulted in our CEO receiving 82.38% of the PSUs that were awarded in 2011 (see “Compensation Discussion and Analysis — Long-Term Incentive Awards — Results of PSU Award Plan for 2011-2013 Plan Years” on page 35).

Thus, in a challenging environment in which we did not meet the metrics set forth in our performance plans, our CEO pay was reduced to reflect the challenges, but still recognized the CEO’s performance in this environment.

Key Compensation Policies

The Board and the Compensation Committee have adopted various policies and programs with respect to compensation matters as follows:

•             Equity Award Procedures (see “Compensation Discussion and Analysis — Long Term Incentive Awards — Equity Award Procedures” on page 35);

•             Stock Ownership Guidelines (see “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page 36);

•             Insider Trading Policy (see “Compensation Discussion and Analysis — Insider Trading Policy” on page 36); and

•    Clawback Policy (see “Compensation Discussion and Analysis — Clawback Policy” on page 37).

Say-on-Pay Vote

The stockholder vote on the advisory resolution to approve executive compensation with respect to 2012 passed with approximately 95% of the votes cast (i.e., votes cast “for” or “against”) in favor of the resolution. As the result of this approval, the Compensation Committee continued to apply similar policies and objectives in determining compensation for 2013 that it applied in 2012.

Conclusion

The executive compensation decisions made for 2013, as reflected in the “Historical Executive Compensation Information” section of this Proxy Statement, met the program objectives set forth above. We continued to emphasize the link between business performance and executive compensation through our annual MIP and the increased weighting of performance-based long-term incentive awards. Further, our executive compensation decisions were designed to motivate, retain and reward our executive leadership team, which was key to our 2013 performance.

Role of the Compensation Committee

The Compensation Committee administers our executive compensation program. The Compensation Committee establishes and monitors our overall compensation strategy to ensure that executive compensation supports our business objectives. In carrying out its responsibilities, the Compensation Committee is responsible for setting the compensation of the Chief Executive Officer and all of our executive officers. As part of this compensation setting process, the Compensation Committee, with assistance from its executive compensation consultant, reviews the compensation (including base salary, annual cash incentives, long-term incentives and other benefits) of similarly-situated executive officers in our peer group. The Compensation Committee also consults with the other independent directors on the Board before setting annual compensation for our executive officers. The Chairperson of the Compensation Committee regularly reports on committee actions at Board meetings.

For a more complete description of the responsibilities of the Compensation Committee, see “Corporate Governance — Board Committees and Meetings — Compensation Committee” beginning on page 18 and the charter for the Compensation Committee posted on our website at www.drpeppersnapplegroup.com under the Investors—Company and Governance captions.

Role of Compensation Consultant

The Compensation Committee has retained Mercer as its outside executive compensation consultant to advise the Compensation Committee on executive compensation matters. Mercer regularly attends Compensation Committee meetings and reports directly to the Compensation Committee on matters relating to compensation for our executive officers, including the Chief Executive Officer (see “Corporate Governance — Board Committees and Meetings — Compensation Committee” beginning on page 18 for a list of Mercer’s duties in 2013). As discussed in that section, the Company uses Mercer for other services that are unrelated to executive compensation. If the Company decides to use Mercer on a significant project, then management will review the decision with the Compensation Committee prior to Mercer’s engagement by the Company.

Role of Company Management

The Chief Executive Officer develops preliminary recommendations regarding compensation matters with respect to our executive officers (other than the Chief Executive Officer) and provides these recommendations to the Compensation Committee. The management team is responsible for the administration of the compensation programs once Compensation Committee decisions are finalized.

The Compensation Program

The key components of our current compensation program for our executive officers are:

•             base salary;

•             MIP;

•             long-term equity-based incentives (both time-based and performance-based); and

•             other benefits (supplemental savings plan, executive service allowance, automobile allowance, executive long term disability and annual physical).

In 2013, the Compensation Committee reviewed our executive compensation program to determine how well actual compensation targets met our overall philosophy and the compensation in our targeted markets. Overall, the Compensation Committee believes the program remains aligned with our key objectives.

Peer Group

In the second half of 2012, our Compensation Committee, with the assistance of Mercer, reviewed potential peers. A set of peer companies was identified that were used to calibrate our executive compensation program for 2013. The Compensation Committee approved the following peer group of companies, which represent leading beverage and consumer packaged goods companies of similar size and market capitalization to us, to use as a benchmark in the Compensation Committee’s 2013 executive compensation decisions:

Beam Inc.

Brown-Forman Corporation

Campbell Soup Company

Chiquita Brands International, Inc.

The Clorox Company

ConAgra Foods, Inc.

Constellation Brands, Inc.

Dean Foods Company

General Mills, Inc.

H. J. Heinz Company*

The Hershey Company

The Hillshire Brands Company

Hormel Foods Corporation

The J. M. Smucker Company

Kellogg Company

McCormick & Company, Incorporated

Molson Coors Brewing Company

Ralcorp Holdings, Inc.*

*  Our peer group was amended in the third quarter of 2013 to exclude H. J. Heinz and Ralcorp Holdings, Inc., each of whom has been acquired.

Base Salary

Base salary is designed to compensate our executive officers in part for their roles and responsibilities and also to provide a stable level of compensation that serves as a retention tool throughout the executive’s career. Salaries are targeted at the median of the market for similar positions in the peer companies. Adjustments are made annually based on individual performance.

In general, base salary is the smallest component of the overall compensation package, assuming that we are achieving or exceeding targeted performance levels for our incentive programs. In 2013, base salary represented approximately 12.4% to 28.6% of the total direct compensation package for the NEOs. This is consistent with our philosophy of having a large majority of executive officer’s compensation package at risk.

Salary increases for our NEOs in 2013 were made by the Compensation Committee, considering the level of base salary relative to key comparators and the performance of the given executive. As a result of these actions, the base salaries for our CEO and four other NEOs are near the market median of our peer group.

Management Incentive Compensation

The MIP, our annual cash incentive program, is designed to reward the achievement of specific pre-set financial results typically measured over the fiscal year. Each participant is assigned an annual incentive target expressed as a percentage of base salary. For the NEOs, these targets ranged from 75% to 150% of base salary. The actual awards are calculated based on year-end salary. For any NEO promoted during the year, the calculation is pro-rated and is based upon the NEO’s actual time in each position, the NEO’s previous base salary and MIP target percentage and new base salary and MIP target percentage.

Specific Plan for 2013

Awards under the MIP for 2013 were based on a series of key financial metrics that reflected the Company’s key objectives for the year. The metrics vary based on the roles and responsibilities of each executive. The key metrics and weights for our NEOs and our other executive officers were as follows:

	CEO and
	Chief	Business	Other
	Financial	Unit	Executive
Metric	Officer	Presidents	Officers
Income from operations	60%	30%	60%
Net sales	40%	40%	40%
Segment Operating Profit (“SOP”) *	—	30%	—

*SOP is calculated for the specific Business Unit of each Business Unit President.

Results for Fiscal Year 2013

Financial Metrics

In fiscal year 2013 the target financial goal at the corporate level, the fiscal year 2013 results (“Results”) (against which the targets are measured as determined by the Compensation Committee) and the payout percentages were as follows (in millions):

	Target	Results	Payout
Metric	(100%)	(1)	Percentage
Net sales	$6,179	$5,997	70.58%
Income from operations	$1,107	$1,123	115.10%
SOP:
Beverage Concentrates and Latin America Beverages	$928	$900	70.51%
Packaged Beverages	491	518	155.10%

(1)         The Results reflected in this column and used to calculate the payout are based on core earnings. Core earnings is defined as results, as reported, adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The Results, as reported, for Income from operations were impacted by certain adjustments included within the generally accepted accounting principles in the United States of America (“GAAP”) to non-GAAP reconciliation for core earnings indicated in the Company’s earnings release filed with the SEC on Form 8-K on February 12, 2014. Below, (i) we have provided a reconciliation of Income from Operations, as reported to Results, used for MIP purposes and (ii) though it was not discussed in our above-referenced earnings release, we have provided for reference purposes a reconciliation of our SOP, by segment, as reported, to reflect adjustments made to determine Results for MIP determination purposes.

Core Earnings Reconciliation

	Income From Operations	SOP- BC and Latin America Beverages	SOP- Packaged Beverages
As Reported:	$1,046	$839	$525
Mark to Market (a)	16
Restructuring (b)	7
Separation Related (c)	4	2	2
Litigation Reserve (d)	(6)		(6)
Withdrawal from Multi-Employer Pension Plan (e)	56		56
Net Reallocation of SOP Between Packaged Beverages and Beverage Concentrates (f)		59	(59)
Results	$1,123	$900	$518

(a)                               Unrealized mark to market impact of commodity derivatives.

(b)                               Charges related to a reduction in the workforce.

(c)                                Charges related to activities that occurred prior to spinoff.

(d)                               Reversal of litigation reserve as the result of a settlement.

(e)                                Charge due to our intention to withdraw from a multi-employer pension plan.

(f)                                 The MIP of certain persons in the Business Concentrates segment and Packaged Beverages segment are in part based on financial metrics of certain elements of the other segment. For purposes of reconciling the “as reported” SOP to the SOP used in calculating the MIP, a reallocation of SOP is necessary to account for these certain elements.

Long-Term Incentive Awards

Overview

Our long-term incentive (LTI) awards are used to link our performance and increases in stockholder value to the total direct compensation for our executive officers. They also serve as an important recruiting and retention tool at the executive level. The weighting of long-term performance-based awards has increased over time consistent with our desire to strengthen the tie between business performance, stockholder value, and executive compensation. After the demerger in 2008, our initial LTI strategies emphasized time-based restricted stock for retention purposes. In 2009 stock options were the only performance-based component of LTI and represented only 30% of the LTI award package. In 2011 the Compensation Committee implemented a performance share unit (PSU) plan to further align business performance with executive compensation. This increased the weighting of performance-based incentives to 46% of the LTI package. We further increased the weighting of performance-based LTI awards to 60% in 2013 with PSUs representing two-thirds of our performance-based LTI and stock options comprising the remaining one-third. As we did in 2011 and again in 2013, the Compensation Committee will continue to evaluate the weighting of performance-based LTI with a view towards increasing the linkage between executive compensation and stockholder experience.

Specific Programs for 2013

In 2013, our long-term incentive awards consisted of (i) grants of stock options, which are linked to our stock price performance; (ii) awards of PSUs, which are linked to internal performance measures, as discussed below; and (iii) awards of RSUs, which promote employee retention. The Compensation Committee believed it was important to continue using equity vehicles to provide alignment with stockholder interests. To provide an emphasis on performance through the use of stock options and PSUs and on retention through the use of RSUs, the Compensation Committee made grants and awards in 2013 to our NEOs consisting of 20% stock options, 40% RSUs and 40% PSUs. The higher weighting on RSUs was primarily designed to provide additional emphasis on retention in the uncertain economic environment. The Compensation Committee believes that these awards to NEOs will focus attention on building stockholder value over the long-term, reinforce the importance of their roles as stewards of the business, and help to retain the executives.

The following provides more detail about the various award programs:

•                      Stock Options: Stock options are granted with an exercise price equal to the closing market price of our common stock on the grant date. Stock options generally vest over a period of three years with one third becoming exercisable on each anniversary of the grant date as long as the recipient is still employed by us on the date of vesting, and generally expire after ten years. Stock options only have value if our stock price appreciates after the options are granted. Our incentive plans prohibit the repricing of any outstanding award.

•                      RSUs: Each RSU is equivalent in value to one share of our common stock and generally vest on the third anniversary of the award date. RSUs do not generally entitle the recipient to voting rights until the units vest. Holders of RSUs receive a dividend equivalent payment of additional RSUs as declared dividends are paid. These dividend equivalents are governed by the terms of the RSU agreement. The additional RSUs equal: (i) the product of the per-share cash dividend payable with respect to each share of common stock on that date, multiplied by the total number of RSUs which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the closing price on the NYSE of one share of common stock on the payment date of that dividend.

•                      PSUs: Each PSU is equivalent in value to one share of our common stock. PSUs are payable upon vesting based on the achievement of certain performance measures, generally over a three year performance period. Holders of PSUs accrue a dividend equivalent payment of additional PSUs, as declared dividends are paid. These dividend equivalents are governed by the terms of the PSU agreement. The additional PSUs equal: (i) the product of the per-share cash dividend payable with respect to each share of common stock on that date, multiplied by the total number of PSUs which have not been settled or forfeited as of the record date for such dividend, divided by (ii) the closing price on the NYSE of one share of common stock on the payment date of that dividend. The performance period for the PSUs granted in 2013 commenced on January 1, 2013 and will end on December 31, 2015 (the “Plan Period”). Based on the achievement of the performance measures, the PSUs will vest on December 31, 2015. The performance measures are as follows:

a.              Value Appreciation (herein so called) calculated as a percentage (rounded to 2 decimals) as follows:

Net Income (Current Year) - Net Income (Prior Year)

Net Income (Prior Year)

b.              Cash Flow Yield (herein so called) calculated as a percentage (rounded to 2 decimals) as follows:

Cash Flow from Operations (Current Year) - Capital Expenditures (Current Year)

Net Income (Prior Year) x P/E

c.               Net Income (reflected as “Net income”), Cash Flow from Operations (reflected as “Net Cash provided by operating activities”) and Capital Expenditures (reflected as “Purchase of Property, plant and equipment”) will be as reported in the Company’s Form 10-K (in the captions reflected in parenthesis above) for the applicable year, but will be adjusted for items excluded as indicated in the Company’s earnings release for the applicable fiscal year (“ex-items”). If not so indicated in the earnings release, revenue amortization related to the license transactions with PepsiCo, Inc. in 2009 and with The Coca-Cola Company in 2010 will be considered as ex-items. Furthermore, all tax payments related to ex-items will be also considered ex-items in the applicable periods, including the income tax payments related to the aforementioned license transactions.

d.              P/E is the price to earnings ratio and will be fixed during the Plan Period. It will be determined by dividing (i) the Average Closing Market Price (as hereafter defined) by (ii) the Diluted Earnings per share, ex-items, for the calendar year ended on December 31, 2012 as indicated in the Company’s earnings release for that calendar year. The resulting number will be the P/E to be used in the determination of the cash Flow Yield for the Plan Period.

The Average Closing Market Price shall be calculated by dividing (i) the closing market price of the Company’s common stock on the NYSE on the 15th day of each calendar month of the calendar year immediately preceding the first Plan Year (or if the 15th day of the calendar month is not a day on which the NYSE is open for trading, then the closing market price on the first day after the 15th day of the month that the NYSE is open for trading) by (ii) twelve (12).

e.               The sum of the Value Appreciation + Cash Flow Yield (“Internal Return”) will be calculated at the end of each Plan Year, with the sum of the Internal Return for each Plan Year to be divided by three (3) (the number of years in the Plan Period) to determine the average internal return (the “Average Internal Return”).

f.                Payout of shares:

(i)             will be 50% of the award if the Average Internal Return is 8% (“Threshold Level”);

(ii)          will be 100% of the award if the Average Internal Return is 12% (“Target Level”); and

(iii)       may increase up to 200% if the Average Internal Return is 16% (“Maximum Level”).

The payout percentage will be calculated on a straight line basis between the Threshold Level and Target Level and between the Target Level and the Maximum Level.

Results of PSU Award Plan for 2011 — 2013 Plan Years

The following summarizes the PSUs earned by the NEOs for the awards made on March 2, 2011, which relate to performance in fiscal years 2011 through 2013:

PSU Performance

		Cash
	Value	Flow	Internal
	Appreciation	Yield	Return
	(%) (1)	(%) (1)	(%) (1)
2011	3.21	7.04	10.25

2012	2.25	9.07	11.32

2013	2.54	7.65	10.19

Average Internal Return			10.59

Average
Internal	Threshold	Target	Maximum
Return	(50% Payout)	(100% Payout)	(200% Payout)	Payout
% (1)	(%)	(%)	(%)	(%) (1)

10.59	8	12	16	82.38

(1)         As defined in “Compensation Discussion and Analysis — Long-Term Incentive Awards — Specific Programs for 2013 — PSUs” beginning on page 33.

Table of PSUs Earned by NEOs

	PSU’s		Shares
Name	Granted (1)	Payout (%)	Earned
Larry D. Young	39,150.632	82.38	32,252
Martin M. Ellen	10,763.966	82.38	8,867
Rodger L. Collins	9,866.877	82.38	8,128
James J. Johnston	9,866.877	82.38	8,128
Derry L. Hobson	6,278.525	82.38	5,172

(1) Includes dividend equivalents

Equity Award Procedures

We have established equity award procedures to develop a consistent practice with respect to the granting of equity-based awards. Under these procedures, the Board, with respect to equity awards to non-executive directors, and the Compensation Committee, with respect to employee awards, may grant equity awards at its first regularly-scheduled meeting in each calendar year (or at any special meeting, so long as this special meeting occurs on or before March 2 of each calendar year), and the effective date of these equity awards will be March 2 (or if not a NYSE trading day, the first NYSE trading day after March 2). The Compensation Committee may also make equity awards to new hires, employees receiving promotions, employees receiving retention grants and persons becoming employees as a result of an acquisition at any regularly scheduled meeting or at any special meeting called for that purpose. The Board may also make equity awards to persons who become new directors at any regularly scheduled meeting or at any special meeting called for that purpose. The Special Award Committee may make awards to employees at any time, but the effective date of such awards is the first business day of the next succeeding month after the Special Award Committee selects employees for awards. Awards by the Special Award Committee are also governed by the limitations established by the Compensation Committee. For a more complete description of the authority and limitations of the Special Award Committee, see “Corporate Governance — Board Committees and Meetings — Special Award Committee” on page 20.

Our equity award procedures require that the exercise or grant price of an equity award equal the closing price of our common stock on the effective date of the award. Our procedures also set forth the procedural and control requirements for granting equity awards.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high caliber executives. Our primary benefits for our executive officers include participation in our broad-based plans: retirement plans, savings plans, health and dental plans and various insurance plans, including disability and life insurance.

We also provide our NEOs the following benefits:

•                      Supplemental Savings Plan: The only nonqualified deferred compensation plan sponsored by us for NEOs is the Supplemental Savings Plan (the “SSP”), a non-tax qualified defined contribution plan. The SSP is for employees who are actively enrolled in the Savings Incentive Plan (“SIP”) and whose deferrals under the SIP are limited by the Code compensation limitations. Employees may elect to defer up to 75% of their base salary over the compensation limit (established in the Code) to the SSP, and we match 100% of the first 4% of base salary that is contributed by these employees. Employees participating in the SSP are always fully vested in their SSP, as well as our, contributions to the plan.

•                      Executive Service Allowance: All NEOs receive an annual allowance that can be used for obtaining financial planning, tax preparation services and other related benefits. The executive pays tax on this allowance.

•                      Automobile Allowance: We provide our NEOs with an automobile allowance. This benefit provides eligible executives with an opportunity to use their car for both business and personal use in an efficient manner. The executive pays tax on this allowance.

•                      Executive Long-term Disability: We provide our NEOs with an executive long-term disability program that is supplemental to our group disability program. The executive long-term disability program provides a benefit of up to 60% of total target compensation. Total target compensation equals the sum of base pay and target performance based incentive compensation.

•                      Annual Physicals: We provide our NEOs with the opportunity to have executive physicals on an annual basis.

Stock Ownership Guidelines

In 2010, the Company adopted stock ownership guidelines, which provide that (1) the Chief Executive Officer is required to own shares of the Company’s common stock having a value equal to a minimum of five times his or her annual base salary, (2) the Chief Financial Officer, President - Packaged Beverages, and President - Beverage Concentrates and Latin America Beverages, are each required to own shares of the Company’s common stock having a value equal to a minimum of four times their respective annual base salary and (3) all executive vice presidents are required to own shares of the Company’s common stock having a value equal to a minimum of three times their respective annual base salary. There are varying requirements of ownership for other officers of the Company. Non-Executive directors serving on the Board are required to own shares of the Company’s common stock having a value equal to a minimum of three times their respective annual retainer. All unvested RSUs are included as shares owned for purposes of determining compliance with the guidelines, but unvested PSUs and stock options are excluded from the determination of shares owned for purposes of determining compliance with the guidelines. The officers and directors are required to meet such minimum guidelines by the later of October 31, 2015 or five years after the date of their election or appointment. Though not yet required, all of the NEOs and all of our non-executive directors met these guidelines as of December 31, 2013.

Insider Trading Policy

Our Insider Trading Policy prohibits employees from trading our securities or securities of any other company when the employee possesses or has knowledge of material information that is not generally known or available to the public about the Company or such other company. Among other provisions, the Insider Trading Policy also prohibits directors, officers and employees from entering into hedge transactions which would normally be entered into if an investor thought the market price for the shares was going to decline.

Clawback Policy

In 2011, the Compensation Committee approved a Clawback Policy (the “Clawback Policy”) in advance of regulations to be promulgated by the NYSE under the Investor Protection and Securities Reform Act of 2010. The provisions of the Clawback Policy will be reconsidered when the final regulations are published. The Clawback Policy provisions provide that:

•             if there is a restatement of the Company’s financial statements filed with the SEC (other than to comply with changes in applicable accounting principles) covering any of the three fiscal years preceding the payment or grant of incentive compensation, then the Company:

•                       will, subject to the approval of the Compensation Committee, recover from each member of the Company’s executive leadership team (and from each person who was a member of the executive leadership team during the three year period preceding the first day of any accounting period for which the financial statements are restated) the incentive compensation paid to that executive that was in excess of the incentive compensation that would have been paid to the executive based on the restated financial statements, with such excess to be determined by the Company and approved by the Compensation Committee, and

•                       may recover from any other award recipient, whose fraud or willful misconduct resulted in the restatement, any incentive compensation paid to that award recipient that was in excess of the incentive compensation that would have been paid to the award recipient based on the restated financial statements, with such excess to be determined by the Company; and

•             if the Company determines that any award recipient is guilty of fraud or willful misconduct that would give rise to a termination for cause, but not result in a restatement of the Company’s financial statements, then the Company will have the right to recover from that award recipient, any incentive compensation paid to that award recipient during the period of time the award recipient was engaged in such fraud or willful misconduct. The Compensation Committee will approve the recovery of incentive compensation from any member of the executive leadership team.

The value with respect to which recovery shall be sought will be determined by the Company (or Compensation Committee in the case of a member of the executive leadership team) based on such factors as considered relevant, including, but not limited to, the difference between the amount that was actually paid and what would have been paid based on any restatement. The Company may also seek any additional equitable or legal remedies under facts which give rise to a claim by the Company under the Clawback Policy.

Tax Treatment

Under Section 162(m) of the Code, compensation paid to the Chief Executive Officer and the other three most highly paid executives (excluding the Chief Financial Officer) is deductible only if the compensation is less than $1 million or the compensation is performance based. The applicable performance-based awards granted under the MIP, the Omnibus Stock Incentive Plan of 2008 and the Omnibus Stock Incentive Plan of 2009 are fully tax deductible for us. RSUs granted under the Omnibus Stock Incentive Plan of 2009 that vest solely over time do not qualify as performance based compensation and are subject to the limitations of deductibility under Section 162(m) of the Code. We will continue taking a tax deduction for all compensation to the full extent allowable under the Code.

Compensation Programs and Risk Taking

At the request of our Compensation Committee, Mercer undertook in 2013 a detailed review of the Company’s compensation programs in connection with the preparation of this Proxy Statement to determine if disclosure was required under Item 402(s) of Regulation S-K. The risk assessment by Mercer of the Company’s compensation programs focused on areas such as overall program design, balance of short-term and long-term compensation, incentive plan design (type of metrics used, award opportunity and incentive plan leverage) and administrative provisions (vesting, stock ownership guidelines and clawback provisions). Mercer noted that, other than the change in the weighting of the components of LTI, the 2013 compensation programs had not changed significantly from 2012.

With respect to the overall program design and balance of short-term and long-term compensation, Mercer found that:

•                  a significant portion (between 50% and 70%) of target total direct compensation for our executive leadership team is provided in equity, focused on long-term stock price performance and aligned with stockholder interests. With annual compensation generally accounting for less than half of the targeted compensation package, the structure discourages maximizing short-term financial benefits at the expense of long-term performance;

•                  the relationship between fixed and variable/at-risk compensation is heavily weighted to incentives (approximately 70% to 85% is “at risk”), which is consistent with practices at our peer companies;

•                  program balance is also provided through an appropriately set cap (200% of target) that limits the upside potential of the MIP;

•                  similarly, award amounts for PSUs are appropriately capped at 200% of target, which provides incentive to achieve superior long-term performance without encouraging decisions that could jeopardize long-term sustainability; and

•                  stock options provide the only uncapped opportunity in the compensation program. However, the stock options have multi-year vesting provisions, which lessens their impact on short-term risk taking for financial gain; moreover, from a value standpoint, in 2013 stock options represented less than 25% of the long-term incentive mix (20% stock options; 40% RSUs; and 40% PSUs).

Mercer concluded that:

•             our annual incentive plan motivates a high degree of business performance through alignment with the Company’s business strategy and contains prudent risk management design through the use of multiple metrics, diversified weightings, capped award opportunities and a process that requires Compensation Committee approval of key elements;

•             our long-term incentive plan motivates a high degree of business performance through alignment with the Company’s business strategy and contains prudent risk management design through the use of multiple vehicles, multi-year vesting and performance cycles and a balanced weighting between performance-based and time-based awards; and

•             our stock ownership guidelines and Clawback Policy bolster alignment with stockholder interests and help mitigate risk within the compensation programs.

Based on its risk assessment, Mercer reported to the Compensation Committee and to management that the Company’s compensation programs are aligned to the interests of its stockholders, appropriately reward pay for performance and do not promote unnecessary and excessive risk-taking. Based on Mercer’s assessment, the Compensation Committee believes that the Company’s compensation programs do not provide incentives for excessive risk-taking and, therefore, do not encourage management or employees to take unreasonable risks relating to the Company’s business.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Through February 28, 2013, Ms. Szostak (Chairperson), Ms. Patsley and Ms. Roché served on the Compensation Committee. Commencing on March 1, 2013, the Compensation Committee was comprised of Ms. Szostak (Chairperson), Ms. Roché and Mr. Rogers. The Compensation Committee oversees our compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (through incorporation by reference to this Proxy Statement).

Submitted by the
Compensation Committee of the Board

M. Anne Szostak, Chairperson
Joyce M. Roché
Ronald G. Rogers

THE ABOVE REPORT OF THE COMPENSATION COMMITTEE WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT BY REFERENCE.

HISTORICAL EXECUTIVE COMPENSATION INFORMATION

The executive compensation disclosure contained in this section reflects compensation information for 2013. The following disclosure tables provide information for (1) Mr. Young, our President and CEO; (2) Mr. Ellen, our Chief Financial Officer; (3) Mr. Collins, our President, Packaged Beverages; (4) Mr. Johnston, our President, Beverage Concentrates and Latin America Beverages; and (5) Mr. Hobson, our Executive Vice President, Supply Chain. These persons are sometimes herein collectively referred to as “Named Executive Officers” or “NEOs” and individually as “NEO”.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by NEOs in fiscal years 2011, 2012 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Larry D. Young	2013	1,075,000		4,799,954	1,199,997	1,568,479	21,783	387,356	9,052,569
President & CEO	2012	1,075,000	—	4,388,958	1,310,997	1,385,461	7,434	368,972	8,536,822
	2011	1,057,692	—	4,368,725	1,304,958	1,511,974	34,371	412,686	8,690,406

Martin M. Ellen	2013	556,538		1,119,950	279,997	490,241	—	124,492	2,571,218
Chief Financial Officer	2012	542,693	—	1,061,008	316,940	421,438	—	100,224	2,442,303
	2011	532,692	—	1,201,168	358,799	501,647	—	85,737	2,680,043

Rodger L. Collins	2013	556,311		1,079,986	269,997	520,173	—	105,955	2,532,422
Pres. Packaged	2012	542,020	—	1,042,524	311,420	357,275	—	107,873	2,361,112
Beverages	2011	528,000	—	1,101,050	328,894	297,824	—	115,151	2,370,919

James J. Johnston	2013	556,838		1,079,986	269,997	399,412	29,954	174,678	2,510,865
Pres. Beverage	2012	543,831	—	1,042,524	311,420	377,428	31,316	165,710	2,472,229
Concentrates & Latin	2011	532,000	—	1,101,050	328,894	424,628	80,687	182,125	2,649,384
America Beverages

Derry L. Hobson	2013	482,308		679,998	169,996	353,455	—	95,185	1,780,942
EVP Supply Chain	2012	473,386	—	680,626	203,315	285,685	—	98,587	1,741,599
	2011	463,847	—	700,648	209,298	347,889	—	93,655	1,815,337

(1)         The amounts reported in the Stock Awards column reflect the grant date fair value associated with awards of RSUs and PSUs to each of the NEOs (amounts do not include any RSUs and PSUs that have been paid as dividend equivalents subsequent to the date of the award). The value of the PSUs awarded is subject to the achievement of certain performance criteria at the end of the three-year performance period (see “Compensation Discussion and Analysis – Long-Term Incentive Awards – Specific Programs for 2013” beginning on page 33). Even though the awards may be forfeited, the amounts do not reflect this contingency. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 16 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2013 Form 10-K. For further information on the stock awards granted in fiscal year 2013, see “Historical Executive Compensation Information – Grants of Plan-Based Awards” beginning on page 41.

(2)         The amounts reported in the Option Awards column represent the grant date fair value associated with option grants to each of the NEOs. Even though the awards may be forfeited, the amounts do not reflect this contingency. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 16 “Stock-Based Compensation” to our Consolidated Financial Statements, which are included in our 2013 Form 10-K. For further information on the stock option grants awarded in fiscal year 2013, see “Historical Executive Compensation Information – Grants of Plan-Based Awards” beginning on page 41.

(3)         The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the Company’s MIP.

(4)         The amounts reported in the Nonqualified Deferred Compensation Earnings column represent an estimate of the aggregate annual change in the actuarial present value of accumulated benefits under the Personal Pension Account Plan and the Pension Equalization Plan (as applicable), as described in more detail in the “Historical Executive Compensation Information - Pension Benefits” beginning on page 45. The change in the actuarial present value of the accumulated benefits under the plans was determined in accordance with GAAP. Assumptions used to calculate these amounts are included in Note 14 “Employee Benefit Plans” to our Consolidated Financial Statements, which are included in our 2013 Form 10-K.

(5)         Amounts reported in the All Other Compensation column reflect other compensation for each NEO, including, but not limited to, (i) the incremental cost to the Company of all perquisites and other personal benefits, (ii) the amount of any tax reimbursements, (iii) the amounts contributed by the Company to the tax-qualified defined contribution plans and non-tax qualified contribution plans and (iv) the amount of any insurance premiums paid by the Company.

“All Other Compensation” for fiscal year 2013 is summarized as follows:

	Automobile Allowance ($)	Service Allowance ($)	Disability Income Premiums ($)(a)	Company Contributions ($)(b)	Corporate Aircraft ($)(c)	Executive Physicals ($)	Total ($)
Mr. Young	35,100	24,000	7,420	286,009	34,827	—	387,356
Mr. Ellen	31,200	20,000	10,459	53,591	6,595	2,647	124,492
Mr. Collins	28,600	19,000	6,131	47,640	2,317	2,267	105,955
Mr. Johnston	28,600	19,000	5,106	121,208	764	—	174,678
Mr. Hobson	24,700	14,000	8,566	43,930	3,989	—	95,185

(a)         Includes the gross up for taxes to be paid by the NEO on the premium that was included in the NEO’s income.

(b)         The amounts reported in the Company Contributions column represent our matching contributions to the tax-qualified defined contribution plans and non-tax qualified defined contribution plans. The contributions to the tax qualified defined contribution plans for 2013 are as follows: $31,197 for Mr. Young, $17,700 for Mr. Ellen, $17,700 for Mr. Collins, $33,697 for Mr. Johnston and $17,700 for Mr. Hobson. The contributions to the non-tax qualified defined contributions plans for 2013 are as follows: $254,812 for Mr. Young, $35,891 for Mr. Ellen, $29,940 for Mr. Collins, $87,511 for Mr. Johnston, and $26,230 for Mr. Hobson.

(c)          For SEC purposes, the cost of personal use of a corporate aircraft is calculated based on the aggregate incremental cost to us. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded.

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2013. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis - The Compensation Program” on page 30 and “Historical Executive Compensation Information - Summary Compensation Table” beginning on page 40.

Grants of Plan-Based Awards

								All Other Stock	All Other Options
								Awards:	Awards:	Exercise
								Number of	Number of	or Base	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Price of	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum		Target	Maximum	Units	Option	Awards	Option Awards
Name	Date	($)	($)	($)	Threshold($)	($)	($)	(#)(3)	(#)(4)	($/Sh)(5)	(6)

Larry D. Young		—	1,612,500	3,225,000
	3/4/2013							54,769			2,399,977
	3/4/2013				27,384	54,769	109,538				2,399,977
	3/4/2013								173,410	43.82	1,199,997

Martin M. Ellen		—	504,000	1,008,000
	3/4/2013							12,779			559,975
	3/4/2013				6,389	12,779	25,558				559,975
	3/4/2013								40,462	43.82	279,997

Rodger L. Collins		—	476,000	952,000
	3/4/2013							12,323			539,993
	3/4/2013				6,161	12,323	24,646				539,993
	3/4/2013								39,017	43.82	269,997

James J. Johnston		—	476,000	952,000
	3/4/2013							12,323			539,993
	3/4/2013				6,161	12,323	24,646				539,993
`	3/4/2013								39,017	43.82	269,997

Derry L. Hobson		—	363,375	726,750
	3/4/2013							7,759			339,999
	3/4/2013				3,879	7,759	15,518				339,999
	3/4/2013								24,566	43.82	169,996

(1)         The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs in fiscal year 2013 under the MIP subject to the achievement of certain performance measures. The actual amount of the awards made to the NEOs and paid in cash is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)         Subject to the achievement of certain performance criteria, represents the potential number of shares that may be issued to the NEO pursuant to the grant of PSU awards made in fiscal year 2013 under the Omnibus Stock Incentive Plan of 2009 (see “Compensation Discussion and Analysis – Long-Term Incentive Awards – Specific Programs for 2013” beginning on page 33).

(3)         Represents the number of shares subject to RSU awards made in fiscal year 2013 under the Omnibus Stock Incentive Plan of 2009. The RSU awards vest three years from the grant date.

(4)         Represents the number of shares subject to stock option grants made in fiscal year 2013 under the Omnibus Stock Incentive Plan of 2009. All options granted in fiscal year 2013 to NEOs have a term of ten years from the grant date and vest one-third on the first, second and third anniversaries of the grant date, contingent on the NEO continuing his employment with the Company through each date.

(5)         Represents the exercise price for the option awards, which were determined based on the closing share price of a share of our common stock on the date of grant.

(6)         Represents the grant date fair value of the equity incentive plan awards, which generally reflects the amount we would expense in our financial statements in accordance with GAAP over the award’s vesting schedule, and does not correspond to the actual value that may be realized by or paid to the NEOs.

Outstanding Equity Awards

The following table sets forth information regarding exercisable and unexercisable stock options and vested and unvested equity awards held by each NEO as of December 31, 2013. All such awards relate to shares of our common stock.

Outstanding Equity Awards at Fiscal Year End

	Option Awards (1)						Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (S)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested (S)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested (4)(S)
Larry D. Young	3/2/2011	66,007	66,007		36.42	3/2/2021
	3/2/2012	61,987	123,970		37.80	3/2/2022
	3/4/2013		173,410		43.82	3/4/2023
	3/2/2011						91,800	4,472,496
	3/2/2011								38,840	1,892,284
	3/2/2012						86,162	4,197,812
	3/2/2012								36,698	1,787,926
	3/4/2013						56,159	2,736,066
	3/4/2013								56,159	2,736,066

Martin M. Ellen	4/1/2010(5)	32,646	53,762		35.48	4/1/2020
	4/1/2010	47,043			35.48	4/1/2020
	3/2/2011	36,298	18,148		36.42	3/2/2021
	3/2/2012	14,986	29,970		37.80	3/2/2022
	3/4/2013		40,462		43.82	3/4/2023
	4/1/2010(5)						32,969	1,606,249
	3/2/2011						25,240	1,229,692
	3/2/2011								10,678	520,232
	3/2/2012						20,829	1,014,788
	3/2/2012								8,871	432,195
	3/4/2013						13,103	638,378
	3/4/2013								13,103	638,378

Rodger L. Collins	5/7/2008	42,022			25.36	5/7/2018
	3/2/2010	42,918			31.50	3/2/2020
	3/2/2011	33,272	16,636		36.42	3/2/2021
	3/2/2012	14,725	29,448		37.80	3/2/2022
	3/4/2013		39,017		43.82	3/4/2023
	3/2/2011						23,136	1,127,185
	3/2/2011								9,788	476,871
	3/2/2012						20,466	997,103
	3/2/2012								8,717	424,692
	3/4/2013						12,635	615,577
	3/4/2013								12,635	615,577

	Option Awards (1)						Stock Awards (2)
				Equity						Equity Incentive
				Incentive Plan					Equity Incentive	Plan Awards:
				Awards:					Plan Awards:	Market or
		Number of	Number of	Number of					Number of	Payout Value of
		Securities	Securities	Securities			Number of	Market Value of	Unearned	Unearned
		Underlying	Underlying	Underlying			Shares or Units	Shares or Units	Shares, Units or	Shares, Units or
		Unexercised	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That	Other Rights	other Rights
		Options (#)	Options (#)	Unearned	Exercise	Expiration	Have not	Have Not Vested	That Have Not	That Have Not
Name	Grant Date	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#) (3)	($)(3)	Vested (4)(#)	Vested (4)($)
James J. Johnston	5/7/2008	54,022			25.36	5/7/2018
	3/2/2010	42,918			31.50	3/2/2020
	3/2/2011	33,272	16,636		36.42	3/2/2021
	3/2/2012	14,725	29,448		37.80	3/2/2022
	3/4/2013		39,017		43.82	3/4/2023
	3/2/2011						23,136	1,127,185
	3/2/2011								9,788	476,871
	3/2/2012						20,466	997,103
	3/2/2012								8,717	424,692
	3/4/2013						12,635	615,577
	3/4/2013								12,635	615,577

Deny L. Hobson	3/2/2011		10,586		36.42	3/2/2021
	3/2/2012		19,226		37.80	3/2/2022
	3/4/2013		24,566		43.82	3/4/2023
	3/2/2011						14,723	717,304
	3/2/2011								6,228	303,428
	3/2/2012						13,362	650,996
	3/2/2012								5,690	277,216
	3/4/2013						7,955	387,567
	3/4/2013								7,955	387,567

(1)         Except as indicated in footnote 5, stock options vest over a period of three years with one-third becoming exercisable on each anniversary of the grant date.

(2)         Except as indicated in footnote 5, RSUs vest on the third anniversary of the award date. Based on the achievement of certain performance measures, PSUs vest at the end of a three-year plan period.

(3)         Share amounts include outstanding RSUs and dividend equivalent units attributable to such RSUs. Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $48.72, the closing price of a share of our common stock on the NYSE on December 31, 2013.

(4)         Share amounts include outstanding PSUs and dividend equivalent units attributable to such PSUs. Market value is determined by multiplying the total number of shares or other rights awarded under an equity incentive plan that have not vested times $48.72, the closing price of a share of our common stock on the NYSE on December 31, 2013.

(5)         Represent stock options and RSUs (including dividend equivalent units attributable to such RSUs) that were awarded to Mr. Ellen to compensate Mr. Ellen for grants forfeited at his previous employer. The stock options vest over a five-year period with one-fifth becoming exercisable on each anniversary of the grant date. The RSUs vest over a five-year period with one-fifth vesting on each anniversary date of the award.

Options Exercised and Stock Vested

The following table sets forth information regarding stock options that were exercised by our NEOs and RSU awards made to our NEOs that have vested during fiscal year 2013.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Larry D. Young	67,954	1,184,934	115,171	5,042,186
Martin M. Ellen	40,000	520,411	44,208	2,063,186
Rodger L. Collins			24,246	1,061,489
James J. Johnston	75,583	2,627,998	24,246	1,061,489
Derry L. Hobson	31,643	267,025	19,396	849,156

(1)        Represents the shares vested on the vesting date. Shares were withheld from issuance to cover taxes. Certain shares were retained (and not immediately sold) by the NEOs as follows: Mr. Young retained 70,197 shares, Mr. Ellen retained an aggregate of 16,134 shares, Mr. Collins retained 17,420 shares and Mr. Johnston retained 17,396 shares.

Pension Benefits

The following table sets forth information regarding pension benefits accrued by each NEO who participates in our defined benefit plans and supplemental contractual arrangements for 2013.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Larry D. Young	Personal Pension Account Plan	2.67	44,655	—
	Pension Equalization Plan	2.67	329,076	—
James J. Johnston	Personal Pension Account Plan	16.09	352,461	—
	Pension Equalization Plan	16.09	431,265	—

(1)        Pay and future service credits were frozen as of December 31, 2008 for our personal pension account plan (the “PPA Plan”) and our pension equalization plan (the “PEP”). For further information, see “Historical Executive Compensation Information — Pension Benefits — Personal Pension Account Plan” on page 46 and “Historical Executive Compensation Information — Pension Benefits — Pension Equalization Plan” on page 46. Each of Mr. Young’s and Mr. Johnston’s years of service with us prior to the date the PPA Plan and the PEP were frozen is the same as the number of years of credited service under each of the PPA Plan and the PEP.

(2)        The actuarial present value of benefits accumulated under the respective plans in accordance with the assumptions included in Note 14 “Employee Benefit Plans,” to our audited Consolidated Financial Statements, which are included in our 2013 Form 10-K. These amounts assume that each NEO retires at age 65. The discount rate used to determine the present value of accumulated benefits is 5.0%. The present values assume no pre-retirement mortality and utilize the RP2000 healthy white collar male and female tables, projected to calendar year 2020.

Personal Pension Account Plan

NEOs, other than Mr. Ellen, Mr. Collins and Mr. Hobson, are provided with retirement benefits under the PPA Plan, a tax- qualified defined benefit pension plan covering full-time and part-time employees with at least one year of service who were actively employed (other than former bottling group employees) as of December 31, 2006. The PPA Plan was closed to employees who were hired after December 31, 2006. Further, as of December 31, 2008, all future pay and service credits to the PPA Plan have been frozen. However, the PPA Plan does provide a minimum annual interest credit on individual account balances of 5%.

Participants fully vest in their retirement benefits after three years of service or upon attaining age 65. Participants are also eligible for early retirement benefits if they separate from service on or after attaining age 55 with 10 years of service. Participants who leave the Company before they are fully vested in their retirement benefit forfeit their accrued benefit under the PPA Plan.

The Code places limitations on compensation and pension benefits for tax-qualified defined benefit plans such as the PPA Plan. We have established a non-qualified supplemental defined benefit pension program (our Pension Equalization Plan), as discussed below, to restore some of the pension benefits limited by the Code.

Pension Equalization Plan

We sponsor the PEP, an unfunded, non-tax qualified excess defined benefit plan covering key employees who were actively employed as of December 31, 2006 and whose base salary exceeded certain statutory limits imposed by the Code. As with the PPA Plan, the PEP was closed to employees who were hired after December 31, 2006 and as of December 31, 2008, all future pay and service credits to the PEP have been frozen. However, the PEP does provide a minimum annual interest credit on individual account balances of 5%.

The purpose of the PEP is to restore to PEP participants any PPA Plan benefits that are limited by statutory restrictions imposed by the Code that are taken into consideration when determining their PPA Plan benefits. Participants fully vest in their benefits under the PEP after three years of service. Participants who voluntarily resign from service before they are vested in their benefits under the PEP forfeit their unvested accrued benefit. Participants who are terminated without “cause” or resign for “good reason” are entitled to have their unvested accrued benefits under the PEP automatically vested.

In addition, pursuant to the terms of the executive employment agreements, if any NEO is terminated without “cause” or resigns for “good reason” and is not vested in his accrued benefit under the PPA Plan, such NEO will be entitled to have his accrued and unvested benefits under the PPA Plan paid under the PEP. As of December 31, 2009, all NEOs (other than Mr. Ellen, Mr. Collins and Mr. Hobson who do not participate in the PPA Plan) have vested in their accrued benefits under the PPA Plan. Since Mr. Ellen, Mr. Collins and Mr. Hobson are not participants in the PPA Plan, they receive no benefits under the PEP.

Deferred Compensation

Savings Incentive Plan

The SIP, a tax-qualified 401(k) defined contribution plan, permits participants to contribute up to 75% of their base salary in the SIP within certain statutory limitations under the Code and we match 100% of the first 4% of base salary, on a per paycheck basis, that is deferred to the SIP by a participant. Employees participating in the SIP are always fully vested in their, as well as our, contributions to the plan. Participants self-direct the investment of their account balances among various mutual funds. In 2013, all of our NEOs participated in the SIP.

Also as part of the SIP, we offer an enhanced defined contribution component (the “EDC”) on a tax-qualified basis to the SIP plan account. The EDC provides a contribution equal to 3% of eligible compensation to individual accounts annually. EDC contributions are 100% vested after three years of service with the Company.

Supplemental Savings Plan

The SSP is a nonqualified deferred compensation plan sponsored by the Company in 2013 for our employees, and is a non-tax qualified defined contribution plan. The SSP is for employees who are actively enrolled in the SIP and whose deferrals under the SIP are limited by Code compensation limitations. Employees may elect to defer up to 75% of their base salary over the Code compensation limit to the SSP, and we match 100% of the first 4% of base salary, on a per paycheck basis, that is contributed by these employees. Employees participating in the SSP are always fully vested in their, as well as our, contributions to the plan. Participants self-direct the investment of their account balances among various mutual funds. In 2013, all of our NEOs participated in the SSP.

Also as part of the SSP, we offer an enhanced defined contribution component (the “Non-qualified EDC”) on a non-tax qualified basis to the SSP plan account. The Non-qualified EDC provides a contribution equal to 3% of eligible compensation over statutory pay limits to individual accounts annually. The Non-qualified EDC contributions are 100% vested after three years of service with the Company or prior affiliates.

The SSP also offers our employees the opportunity to defer up to 100% of their annual bonus. Participants will make yearly elections on payout options of bonus deferrals under the plan. Vesting is immediate and the participant has multiple distribution options available during each annual enrollment period. Participants self-direct the investment of their account balances among various mutual funds.

The SSP is unfunded with respect to the Company’s obligation to pay any balances in the SSP. A participant’s rights to receive any payment from the SSP shall be no greater than the rights of an unsecured general creditor of the Company.

The following table sets forth information regarding the nonqualified deferred compensation under the SSP for each NEO in fiscal year 2013.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Larry D. Young	1,451,302	254,812	665,884	—	5,324,358
Martin M. Ellen	12,061	35,891	7,092	—	109,647
Rodger L. Collins	211,782	29,940	224,216	—	1,596,208
James J. Johnston	27,165	87,511	50,651	—	684,145
Derry L. Hobson	199,670	26,230	103,302	—	1,390,638

Not included in the table above are the Non-qualified EDC Contributions funded on or about January 30, 2014, which are as follows:

Larry D. Young	$209,044
Martin M. Ellen	$21,539
Rodger L. Collins	$19,607
James J. Johnston	$70,798
Derry L. Hobson	$15,240

(1)         Aggregate amount of contributions made by our NEOs to the SSP in fiscal year 2013.

(2)         Aggregate amount of the Company’s contributions to the NEOs’ accounts under the SSP in fiscal year 2013. The amounts reported in this column are included in executive compensation of the NEO reported in the Summary Compensation Table.

(3)         Aggregate amount of earnings credited to the NEOs’ accounts under the SSP in fiscal year 2013. The amounts reported in this column are not included in executive compensation of the NEO reported in the Summary Compensation Table.

(4)         The amounts in this column that were reported as executive compensation in the Summary Compensation Table for fiscal years prior to (and not including) 2013 were as follows: $674,906 for Mr. Young; $27,595 for Mr. Ellen; $127,748 for Mr. Collins; $251,587 for Mr. Johnston; and $88,695 for Mr. Hobson. Mr. Ellen and Mr. Hobson were not NEOs in certain of those prior years and the amounts reflected in this footnote do not reflect any executive compensation that would have been included in the Summary Compensation Table if they had been an NEO in those prior years in which they were not an NEO.

Post-Termination Compensation

Executive Employment Agreements

Mr. Young and Mr. Hobson have executive employment agreements with us, which have been amended from time to time. Each of the executive employment agreements was entered into in October 2007 and has a term of 10 years. Each agreement includes non-competition and non-solicitation provisions, which provide that the executive will not, for a period of one year after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

The executive employment agreements of Mr. Young and Mr. Hobson each provide that severance payments occur and salary and benefits continue if termination of employment occurs without “cause” or if the executive leaves for “good reason”. Under the executive employment agreements:

(A) “cause” is defined as termination of the executive’s employment for his:

•                  willful failure to substantially perform his duties,

•                  breach of a duty of loyalty toward the Company,

•                  commission of an act of dishonesty toward the Company, theft of our corporate property, or usurpation of our corporate opportunities,

•                  unethical business conduct including any violation of law connected with the executive’s employment, or

•                  conviction of any felony involving dishonest or immoral conduct; and

(B) “good reason” is defined as a resignation by the executive for any of the following reasons:

•                  our failure to perform any of our material obligations under the employment agreement,

•                  a relocation by us of the executive’s principal place of employment to a site outside a 50 mile radius of the current site of the principal place of employment, or

•                  the failure by a successor acquirer to assume the employment agreement.

In the event we terminate Mr. Young’s employment “without cause” or he resigns for “good reason” during the employment term, he is entitled to the equivalent of 6.25 times his annual base salary made up as follows:

(1)              salary continuation for up to 15 months equal to his annual base salary and 125% of his target award under the MIP (subject to mitigation for new employment);

(2)              a lump sum salary payment equal to 15 months of his annual base salary; and

(3)              a lump sum cash payment equal to 125% of his target award under the MIP.

In addition, Mr. Young will receive a lump sum cash payment equal to his MIP payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees.

Mr. Young will continue to receive medical, dental and vision benefits until other employment is obtained, but not to exceed the salary continuation period. Mr. Young will also be entitled to receive outplacement services and certain payments under the qualified and non-qualified pension plans. See discussion of pension benefits to be paid under the PPA Plan under “Historical Executive Compensation Information — Pension Benefits — Personal Pension Account Plan” on page 46 and the PEP under “Historical Executive Compensation Information — Pension Benefits — Pension Equalization Plan” on page 46.

In the event we terminate Mr. Hobson’s employment “without cause” or he resigns for “good reason” during the employment term, he is entitled to the equivalent of 2.625 times base salary made up as follows:

(1)              salary continuation for up to nine months equal to his annual base salary and 75% of his target award under the MIP (subject to mitigation for new employment);

(2)              a lump sum salary payment equal to nine months of his annual base salary; and

(3)              a lump sum cash payment equal to 75% of his target award under the MIP.

In addition, Mr. Hobson will receive a lump sum cash payment equal to his MIP payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees.

Mr. Hobson will continue to receive medical, dental and vision benefits until other employment is obtained, but not to exceed the salary continuation period. Mr. Hobson will also be entitled to receive outplacement services and certain payments under the qualified and non-qualified plans.

Letters of Understanding

The executive employment agreements with Mr. Young and Mr. Hobson were entered into prior to our spin-off from Cadbury. Since becoming an independent company, we have not entered into any new executive employment agreements. When we hire a new executive or a current executive is promoted, the executive will receive an offer letter which we refer to as “letters of understanding.” Mr. Ellen received a letter of understanding outlining the conditions of his employment with us. When Mr. Collins and Mr. Johnston received promotions in 2008, each received a letter of understanding, which replaced his executive employment agreement with us. The letters of understanding have no term.

In the event Mr. Ellen’s, Mr. Collins’ or Mr. Johnston’s employment is involuntarily terminated, each is entitled to receive severance benefits under our Severance Pay Plan for Salaried Employees (“Severance Pay Plan”), which benefits include:

(1)              Mr. Ellen will receive a lump sum severance payment equal to 4.0 times his annual base salary, while Mr. Collins and Mr. Johnston will receive a lump sum severance payment equal to 3.5 times their annual base salary; and

(2)              a lump sum cash payment equal to their MIP payment, pro-rated through the employment termination date and based on the actual performance targets achieved for the year in which such termination of employment occurred and payable when such awards are paid under the plan to all employees.

Under the Severance Pay Plan, Mr. Johnston is entitled to outplacement services and certain payments under the qualified and non-qualified savings plans and pension plans. See discussion of pension benefits to be paid under the PPA Plan under “Historical Executive Compensation Information — Pension Benefits — Personal Pension Account Plan” on page 46 and the PEP under “Historical Executive Compensation Information — Pension Benefits — Pension Equalization Plan” on page 46.

Under the Severance Pay Plan, each of Mr. Ellen and Mr. Collins is entitled to outplacement services and certain payments under the qualified and non-qualified savings plans.

Neither Mr. Ellen, Mr. Collins nor Mr. Johnston would be eligible for severance under the Severance Pay Plan, if he were terminated (i) for cause, (ii) because of inadequate or unsatisfactory performance, (iii) as the result of misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees), (iv) for gross neglect in job performance or (v) because his position is eliminated and he refuses to accept another position, with generally comparable base salary and incentive compensation, that is located no more than 50 miles from his former office, or it does not cause a significant detrimental impact to the executives that commute. (These items are hereinafter referred to as “Disqualifying Conditions”.)

Mr. Ellen, Mr. Collins and Mr. Johnston have each signed a non-compete agreement, which provides each will not, for a period of one year after termination of employment, (i) become engaged with companies that are in competition with us, including, but not limited to, a predetermined list of companies or (ii) solicit or attempt to entice away any of our employees or customers.

Change in Control

The Compensation Committee approved the Change in Control Severance Plan (the “CIC Plan”) in February 2009. The CIC Plan generally provides that a payment will be made to a plan participant if there is a change in control of the Company and, within two years after the change in control, the participant’s employment is terminated or the participant voluntarily terminates his employment under certain adverse circumstances, including a significant adverse change in responsibilities of his position. At the time the CIC Plan was approved, the Compensation Committee approved the inclusion of six executive officers in the CIC Plan, including four of the NEOs. When Mr. Ellen became Chief Financial Officer in 2010 he was added to the CIC Plan (and the then retiring chief financial officer was removed). Consequently, each of the NEO’s is a participant in the CIC Plan. The levels of payments and benefits available upon termination were set as follows: (a) Mr. Young, as our CEO, is entitled to a payment equal to 3.0 times the sum of his base salary, plus his annual bonus; (b) Mr. Ellen, as Chief Financial Officer, is entitled to a payment equal to 2.75 times the sum of his base salary, plus his annual bonus; (c) Mr. Collins and Mr. Johnston would each be entitled to a payment equal to 2.5 times the sum of their respective base salary, plus their respective annual bonus; and (d) Mr. Hobson would be entitled to a payment equal to 2.0 times the sum of his base salary, plus his annual bonus. Payments under the CIC Plan will be grossed up to cover any applicable excise taxes under section 4999 of the Code (the “280G gross up payment”). Termination payments may be reduced by 10% to avoid the excise tax and 280G gross up payment.

In addition, plan participants also receive other benefits, including payment of their MIP at target prorated to the date of termination, benefit continuation for the number of years equal to their payment multiplier, payment of unvested and vested qualified and non-qualified pension benefits and outplacement services.

The Compensation Committee did not include any additional officers in the CIC Plan in 2013 and currently does not intend to include any additional executive officers in the CIC Plan.

Tables of Potential Payments and Assumptions

The following tables below outline the potential payments to Mr. Young, Mr. Ellen, Mr. Collins, Mr. Johnston and Mr. Hobson upon the occurrence of various termination events, including “termination for cause” or “not for good reason,” “termination without cause” or “for good reason” or “termination due to death or disability” or “voluntary termination” or “with Disqualifying Conditions.” Also, the table reflects potential payments related to change-in-control and subsequent qualified termination within a specified window. The following assumptions apply with respect to the tables below and any termination of employment of an NEO:

•                       the tables include estimates of amounts that would have been paid to: (i) Mr. Young and Mr. Hobson assuming a termination event occurred on December 31, 2013 and (ii) Mr. Ellen, Mr. Collins and Mr. Johnston in the event they terminate their employment voluntarily or with Disqualifying Conditions or their employment is terminated involuntarily without Disqualifying Conditions on December 31, 2013. The employment of these NEOs did not actually terminate on December 31, 2013, and as a result, these NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

•                       the tables assume that the price of a share of our common stock is $48.72 per share, the closing market price per share on the NYSE on December 31, 2013;

•                       each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below.

•                       for purposes of the tables below, the specific definitions of “cause” and “good reason” are defined in the executive employment agreements for Messrs. Young and Hobson and are described in the section entitled “Historical Executive Compensation Information — Post-Termination Compensation — Executive Employment Agreements” beginning on page 48.

•                       to receive the benefits under the executive employment agreements, Mr. Young and Mr. Hobson are each respectively required to provide a general release of claims against us and our affiliates. The benefits are also subject to mitigation for new employment. In addition, if Mr. Young or Mr. Hobson receives severance payments under his executive employment agreement, he will not be entitled to receive any severance benefits under our Severance Pay Plan; and

•                       the tables are as of December 31, 2013.

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
Larry D. Young	Salary Continuation Payments	$—	$—		$—		$3,359,375	(1)	$—	$—
	Lump Sum Cash Payments	—	—		—		1,343,750	(2)	—	8,062,500
	Lump Sum Target Award MIP Payment	—	—		—		2,015,625	(3)	—	—
	Lump Sum 2013 MIP Payment	—	1,612,500	(4)	1,612,500	(4)	1,568,479	(4)		1,612,500
	Medical, Dental and Vision Benefits Continuation	—	—		—		12,588	(5)	—	30,210
	Outplacement Services	—	—		—		75,000		—	75,000
	Accelerated Equity Payments:
	RSUs(6)	—	11,406,375		7,548,486		7,548,486		11,406,375	11,406,375
	PSUs(7)	—	3,638,829		3,638,829		3,638,829		6,416,278	6,416,278
	Stock Options(8)	—	3,015,348		1,474,663		1,474,663		3,015,348	3,015,348
	TOTAL	$—	$19,673,052		$14,274,478		$21,036,794		$20,838,000	$30,618,210

Name	Compensation Element	Termination for Cause or Not for Good Reason	Death		Disability		Termination Without Cause or for Good Reason		CIC	Termination Without Cause or For Good Reason following CIC (9)
Martin M. Ellen	Salary Continuation Payments	$—	$—		$—		$—		$—	$—
	Lump Sum Cash Payments	—	—		—		2,240,000	(2)	—	4,903,399
	Lump Sum Target Award MIP Payment	—	—		—		—		—	—
	Lump Sum 2013 MIP Payment	—	504,000	(4)	504,000	(4)	490,241	(4)	—	504,000
	Medical, Dental and Vision Benefits Continuation	—	—		—		—		—	26,689
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	4,489,110		2,594,840		2,594,840		4,489,110	4,489,110
	PSUs(7)	—	932,542		932,542		932,542		1.590,805	1,590,805
	Stock Options(8)	—	1,460,565		644,596		644,596		1,460,565	1,460,565
	TOTAL	$—	$7,386,217		$4,675,978		$6,909,469		$7,540,480	$12,981,818

	Compensation	Termination for Cause or Not for Good					Termination Without Cause or for Good			Termination Without Cause or For Good Reason
Name	Element	Reason	Death		Disability		Reason		CIC	following CIC (9)
Rodger L. Collins	Salary Continuation Payments	$—	$—		$—		$—		$—	$—
	Lump Sum Cash Payments	—	—		—		1,960,000	(2)	—	2,590,000
	Lump Sum Target Award MIP Payment	—	—		—		—		—	—
	Lump Sum 2013 MIP Payment	—	476,000	(4)	476,000	(4)	520,173	(4)	—	476,000
	Medical, Dental and Vision Benefits Continuation	—	—		—		—		—	25,175
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	2,739,867		1,844,692		1,844,692		2,739,867	2,739,867
	PSUs(7)	—	880,685		880,685		880,685		1,517,141	1,517,141
	Stock Options(8)	—	717,378		357,131		357,131		717,378	717,378
	TOTAL	$—	$4,813,930		$3,558,508		$5,569,931		$4,974,386	$8,072,811

	Compensation	Termination for Cause or Not for Good					Termination Without Cause or for Good			Termination Without Cause or For Good Reason
Name	Element	Reason	Death		Disability		Reason		CIC	following CIC (9)
James J. Johnson	Salary Continuation Payments	$—	$—		$—		$—		$—	$—
	Lump Sum Cash Payments	—	—		—		1,960,000	(2)	—	2,590,000
	Lump Sum Target Award MIP Payment	—	—		—		—		—	—
	Lump Sum 2013 MIP Payment	—	476,000	(4)	467,000	(4)	399,412	(4)	—	476,000
	Medical, Dental and Vision Benefits Continuation	—	—		—		—		—	32,298
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	2,739,867		1,844,692		1,844,692		2,739,867	2,739,867
	PSUs(7)	—	880,685		880,685		880,685		1,517,141	1,517,141
	Stock Options(8)	—	717,378		357,131		357,131		717,378	717,378
	TOTAL	$—	$4,813,930		$3,558,508		$5,449,170		$4,974,386	$8,079,933

	Compensation	Termination for Cause or Not for Good					Termination Without Cause or for Good			Termination Without Cause or For Good Reason
Name	Element	Reason	Death		Disability		Reason		CIC	following CIC (9)
Derry L. Hobson	Salary Continuation Payments	$—	$—		$—		$635,906	(1)	$—	$—
	Lump Sum Cash Payments	—	—		—		363,375	(2)	—	1,695,750
	Lump Sum Target Award MIP Payment	—	—		—		272,531	(3)	—	—
	Lump Sum 2013 MIP Payment	—	363,375	(4)	363,375	(4)	353,455	(4)	—	363,375
	Medical, Dental and Vision Benefits Continuation	—	—		—		6,998	(5)	—	18,662
	Outplacement Services	—	—		—		7,250		—	7,250
	Accelerated Equity Payments:
	RSUs (6)	—	1,755,869		1,182,816		1,182,816		1,755,869	1,755,869
	PSUs(7)	—	563,501		563,501		563,501		968,213	968,213
	Stock Options(8)	—	460,529		229,117		229,117		460,529	460,529
	TOTAL	$—	$3,143,274		$2,338,809		$3,614,950		$3,184,610	$5,269,647

(1)         The amounts shown represent salary continuation for Mr. Young in an amount equal to (a) 15 months of his annual base salary and (b) 125% of his target award under the MIP; and for Mr. Hobson in an amount equal to (x) 9 months of his of annual base salary and (y) 75% of his target award under the MIP, in each case, according to the terms of their respective executive employment agreements.

(2)         The amounts shown represent lump sum cash payments equal (a) 15 months of his annual base salary for Mr. Young and 9 months of his annual base salary for Mr. Hobson under their executive employment agreements and (b) 400%, 350% and 350% of the annual base salary for each of Mr. Ellen, Mr. Collins and Mr. Johnston, respectively, under the Company’s Severance Pay Plan.

(3)         The amounts shown represent lump sum payments under the MIP equal to 125% of the target award for Mr. Young, and 75% of the target award for Mr. Hobson under their respective executive employment agreements.

(4)         The amounts shown under the “Death” and “Disability” columns represent each NEO’s target award under the MIP, prorated through the assumed employment termination date. The amounts shown under the “Termination Without Cause or for Good Reason” column represents lump sum cash payments equal to each NEO’s 2013 MIP payment, pro-rated through the assumed employment termination date and based on the actual performance targets achieved for the year in which such assumed termination of employment occurred. The amounts are paid to Messrs. Young and Hobson under their executive employment agreements and to Messrs. Ellen, Collins and Johnston under the Company’s Severance Pay Plan.

(5)         The amounts shown represent the combined cash value of benefits continuation over the salary continuation period under the executive employment agreements of Mr. Young and Mr. Hobson.

(6)         The amounts shown represent the value of unvested RSU awards and dividend equivalent units under the Omnibus Stock Incentive Plan of 2009 that vest under the occurrence of the specific event.

(7)         The amounts shown represent the value of unvested PSU awards and dividend equivalent units under the Omnibus Stock Incentive Plan of 2009 that vest under the occurrence of the specific event. The PSU awards are calculated at target performance levels.

(8)         The amounts shown represent the value of the unvested stock options under the Omnibus Stock Incentive Plan of 2009 that vest under the occurrence of the specific event. These stock options remain exercisable for 3 months from the employment termination date.

(9)         The amounts shown represent the value to be delivered to an executive upon a termination without cause by the employer or a termination for good reason by the employee within a 2-year period following a CIC under the CIC Plan. As discussed in “Historical Executive Compensation Information — Post-Termination Compensation — Change in Control” beginning on page 49, termination payments will be increased by 280G gross up payment. The termination payments to each of Mr. Young, Mr. Collins, Mr. Johnston, and Mr. Hobson were not sufficient to trigger a 280G gross up payment. The amounts shown in the lump sum cash payments row equal the sum of (i) 300%, 275%, 250%, 250% and 200% of annual base salary and target award under the MIP for Mr. Young, Mr. Ellen, Mr. Collins, Mr. Johnston, and Mr. Hobson, respectively and (ii) the estimated 280G gross up payment of $1,977,399 for Mr. Ellen. The full acceleration value of equity awards is also included due to the CIC event that preceded the termination under this scenario.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table summarizes certain information related to our equity award plans as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (3)
Equity Compensation Plans approved by stockholders
Omnibus Stock Incentive Plan of 2009(1)	4,446,537	$16.33	13,267,964
Omnibus Stock Incentive Plan of 2008(2)	147,305	25.36	—
Equity Compensation Plans not approved by stockholders	—	—	—
Total	4,593,842	16.62	13,267,964

(1)         Represents 2,139,143 RSUs that have been awarded, 422,866 PSUs that have been awarded and 1,884,528 stock options that have been granted under the Omnibus Stock Incentive Plan of 2009. The stock options have a weighted average exercise price of $38.54 and weighted average remaining contractual term of 7.91 years.

(2)         Represents 147,305 stock options that have been granted under the Omnibus Stock Incentive Plan of 2008. The stock options have a weighted average exercise price of $25.36 and weighted average remaining contractual term of 4.35 years.

(3)         Represents awards authorized for future grants under the Omnibus Stock Incentive Plan of 2009.

REPORT OF THE AUDIT COMMITTEE

Through February 28, 2013, Mr. Martin (Chairman), Mr. Adams, and Ms. Patsley served on the Audit Committee. Commencing on March 1, 2013, the Audit Committee was comprised of Mr. Alexander (Chairman), Mr. Adams and Ms. Patsley. All of such Audit Committee members are independent as defined in the current NYSE listing standards and the applicable rules of the Exchange Act. Each of Mr. Alexander, Mr. Adams and Ms. Patsley meet the definition of “audit committee financial expert” as defined in SEC Regulation S-K.

The Audit Committee charter, as revised and approved by the Board on May 15, 2013, sets forth the duties and responsibilities of the Audit Committee. The Audit Committee’s responsibility is oversight and it is not responsible to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and other applicable rules and regulations.

Management has primary responsibility for the preparation of the financial statements, completeness and accuracy of financial reporting and the overall system of internal control over financial reporting. The Audit Committee has reviewed and discussed the Company’s financial statements with management and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for fiscal year 2013, is responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with GAAP and for auditing of internal control over financial reporting and expressing an opinion on its effectiveness. The Audit Committee has discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal controls and the overall quality of financial reporting. Deloitte has delivered to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (“PCAOB”), including AS No. 16. Deloitte has provided to the Committee the communication required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence and informed the Committee that, with respect to the Company, it is independent under the SEC rules and the independence requirements of the PCAOB. The Audit Committee has discussed with Deloitte the written disclosures and the letter regarding their independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Submitted by the
Audit Committee of the Board:

David E. Alexander (Chairman)
John L. Adams
Pamela H. Patsley

THE ABOVE REPORT OF THE AUDIT COMMITTEE WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE SUCH REPORT BY REFERENCE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Through February 28, 2013, Ms. Szostak (Chairperson), Ms. Patsley and Ms. Roché served on the Compensation Committee. Commencing on March 1, 2013, the Compensation Committee was comprised of Ms. Szostak (Chairperson), Ms. Roché and Mr. Rogers. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries. None of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any officers of such other entity served either on our Board or on our Compensation Committee. For information on insider participation, see “Certain Transactions.”

CERTAIN TRANSACTIONS

The Company has adopted a Related Person Transactions Policy which governs any transaction or proposed transaction involving any of our directors, nominees for director, or executive officers of the Company (or any immediate family members of the foregoing) and in which the Company was or is to be a participant and in which the amount involved exceeds $120,000. Under this Related Transactions Policy, the related person is to notify the General Counsel of the details of the transaction and the Board will review those transactions involving a director or director nominee and the Audit Committee will review those transactions involving executive officers. The Board and Audit Committee will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Board or Audit Committee, as applicable, determines in good faith. There were no related party transactions considered by the Board or Audit Committee in 2013. In addition Our Code of Conduct governs the actions of our directors and employees, including conflicts of interest. See “Code of Conduct” on page 26.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS WITH MULTIPLE STOCKHOLDERS

If you have consented to the delivery of only one Notice, 2013 Form 10-K or set of proxy materials, as applicable, to multiple Dr Pepper Snapple Group, Inc. stockholders who share your address, then only one Notice, 2013 Form 10-K or set of proxy materials, as applicable, is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the Notice, 2013 Form 10-K or set of proxy materials, as applicable, to any stockholder at your address. If, now or in the future, you wish to receive a separate copy of the Notice, 2013 Form 10-K or set of proxy materials, as applicable, you may call us at (972) 673-7000 (please ask for Investor Relations) or write to us at Dr Pepper Snapple Group, Inc., Attn: Investor Relations, 5301 Legacy Drive, Plano, Texas 75024. Stockholders sharing an address who now receive multiple copies of the Notice, 2013 Form 10-K or set of proxy materials, as applicable, may request delivery of a single copy by calling us at the above number or writing to us at the above address.

STOCKHOLDERS PROPOSALS FOR 2014 ANNUAL MEETING

We currently expect to hold our annual meeting after the year ending December, 31, 2014 (“2014 Annual Meeting”) on or around May 21, 2015, and mail the Proxy Statement for that meeting in March 2015, subject to any changes we may make. If any of our stockholders intends to present a proposal for consideration at the 2014 Annual Meeting, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than November 25, 2014, in order to be eligible for inclusion in the proxy statement and form of proxy distributed by the Board with respect to the 2014 Annual Meeting. With respect to any notice of a proposal that a stockholder intends to present for consideration at the 2014 Annual Meeting, without inclusion of such proposal in the proxy statement and form of proxy, in accordance with Article II, Section 6(c) or 7(b) of our By-laws, as applicable, stockholder proposals will need to be received by us not sooner than January 15, 2015, but not later than February 14, 2015, in order to be presented at the 2014 Annual Meeting. Stockholder proposals must be sent to our principal executive offices, 5301 Legacy Drive, Plano, Texas 75024, Attention: James L. Baldwin, Corporate Secretary.

By Order of the Board of Directors

/s/ James L. Baldwin
James L. Baldwin
Corporate Secretary

March 24, 2014

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000202012_1 R1.0.0.51160 Dr Pepper Snapple Group, Inc. 5301 Legacy Drive Plano,TX 75024 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 14, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 John L. Adams 02 Joyce M. Roche 03 Ronald G. Rogers 04 Wayne R. Sanders 05 Jack L. Stahl 06 Larry D. Young The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2014. For Against Abstain 3 To approve the following advisory resolution regarding the compensation of the Company's Named Executive Officers: RESOLVED, that the compensation paid to the Company's Named Executive Officers with respect to 2013, as disclosed pursuant to the compensation disclosure rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 4 To consider and act upon a stockholder proposal regarding a comprehensive recycling strategy for beverage containers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000202012_2 R1.0.0.51160 ADMISSION TICKET Annual Meeting of Stockholders Thursday, May 15, 2014 10:00 a.m. (CDT) Westin Stonebriar Resort Conference Center 1549 Legacy Drive Frisco, Texas 75034 If you wish to attend the Annual Meeting of Stockholders in person, please present this admission ticket and a valid picture identification for admission. Cameras, recording equipment and other electronic devices will not be permitted at the Annual Meeting. Directions to the Annual Meeting are on our website at www.drpeppersnapplegroup.com under Investors and Events & Presentations captions. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . DR PEPPER SNAPPLE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS—MAY 15, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Larry D. Young, Martin M. Ellen, and James L. Baldwin, or any of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Dr Pepper Snapple Group, Inc. held of record or in an applicable plan by the undersigned at the close of business on March 17, 2014, at the Annual Meeting of Stockholders to be held at the Westin Stonebriar Resort Conference Center, 1549 Legacy Drive, Frisco, Texas 75034, at 10:00 a.m., Central Daylight Time, on Thursday, May 15, 2014, or any postponement or adjournment thereof. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted for each of the nominees for director in proposal 1, for ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal year 2014 in proposal 2, for the advisory resolution to approve the compensation of the Company's Named Executive Officers as set forth in Proposal 3, and against the stockholder proposal set forth in Proposal 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS. IMPORTANT:THIS PROXY CARD MUST BE SIGNED ON THE REVERSE SIDE.